Filed by salesforce.com, inc.

Pursuant to Rule 425 under the Securities Act of 1933, as amended and deemed filed pursuant to Rule 14d-2

of the Securities Exchange Act of 1934, as amended

Subject Company: Tableau Software, Inc.

(Commission File No. 001-35925)

The following communications are being filed in connection with the acquisition of Tableau Software, Inc. by salesforce.com, inc.

Recruiting FAQs - VERBAL ONLY

What should I say to candidates currently in the process?

We are excited to bring together the #1 CRM with the #1 analytics platform. Companies of every size and industry are transforming how they do business in the digital age—customers and data are at the heart of those transformations. Bringing these two companies together will create unparalleled career growth opportunities for people in this space. Until deal close, we will continue to operate as two independent companies. We have critical needs in Salesforce and are not slowing our recruiting efforts. We’re excited to meet / work with you!

What do I do if I have a candidate in process who is currently working at Tableau?

For now, we continue business as usual until the deal has officially closed.

Can I recruit people out of Tableau?

We should not intentionally target Tableau employees. We can hire in the ordinary course as if the transaction were not occurring. If you have a Tableau employee already in the process, whether they applied independently or were referred in, it is fine to proceed.

What if we have a competing offer with Salesforce for a candidate?

For now, continue business as usual just as you would with any other competing offer.

Additional Information and Where to Find It

The exchange offer referenced in this communication has not yet commenced. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares, nor is it a substitute for any offer materials that salesforce.com, inc. (“Salesforce”), its acquisition subsidiary or Tableau Software, Inc. (“Tableau”) will file with the U.S. Securities and Exchange Commission (the “SEC”). At the time the exchange offer is commenced, Salesforce and its acquisition subsidiary will file a tender offer statement on Schedule TO, Salesforce will file a registration statement on Form S-4 and Tableau will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the exchange offer. THE EXCHANGE OFFER MATERIALS (INCLUDING AN OFFER TO EXCHANGE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER EXCHANGE OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT WILL CONTAIN IMPORTANT INFORMATION. TABLEAU STOCKHOLDERS ARE URGED TO READ THESE DOCUMENTS CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT HOLDERS OF TABLEAU SECURITIES SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING EXCHANGING THEIR SECURITIES. The Solicitation/Recommendation Statement, the Offer to Exchange, the related Letter of Transmittal and certain other exchange offer documents will be made available to all Tableau stockholders at no expense to them. The exchange offer materials and the Solicitation/Recommendation Statement will be made available for free on the SEC’s website at www.sec.gov. Copies of the documents filed with the SEC by Salesforce will be available free of charge under the Financials heading of the Investor Relations section of Salesforce’s website at www.salesforce.com/investor or by contacting Salesforce’s Investor Relations department at investor@salesforce.com. Copies of the documents filed with the SEC by Tableau will be available free of charge under the SEC filings heading of the Investor section of Tableau’s website at https://investors.tableau.com or by contacting Tableau’s Investor Relations department at ir@tableau.com.

In addition to the Solicitation/Recommendation Statement, the Offer to Exchange, the related Letter of Transmittal and certain other exchange offer documents, Salesforce and Tableau file annual, quarterly and current reports and other information with the SEC. You may read and copy any reports or other information filed by Salesforce and Tableau at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Salesforce’s and Tableau’s filings with the SEC are also available to the public from commercial document-retrieval services and at the website maintained by the SEC at http://www.sec.gov.

Forward-Looking Statements

This communication contains forward-looking information related to Salesforce, Tableau and the acquisition of Tableau by Salesforce that involves substantial risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed or implied by such statements. Forward-looking statements in this communication include, among other things, statements about the potential benefits of the proposed transaction, Salesforce’s plans, objectives, expectations and intentions, the financial condition, results of operations and business of Salesforce or Tableau, and the anticipated timing of closing of the proposed transaction. Risks and uncertainties include, among other things, risks related to the ability of Salesforce to consummate the proposed transaction on a timely basis or at all; the satisfaction of the conditions precedent to consummation of the proposed transaction, including having a sufficient number of Tableau’s shares being validly tendered into the exchange offer to meet the minimum condition; Salesforce’s ability to secure regulatory approvals on the terms expected, in a timely manner or at all; Salesforce’s ability to successfully integrate Tableau’s operations; Salesforce’s ability to implement its plans, forecasts and other expectations with respect to Tableau’s business after the completion of the transaction and realize expected synergies; the ability to realize the anticipated benefits of the proposed transaction, including the possibility that the expected benefits from the proposed transaction will not be realized or will not be realized within the expected time period; the impact of Tableau’s business model on Salesforce’s ability to forecast revenue results; disruption from the transaction making it more difficult to maintain business and operational relationships; the negative effects of the announcement or the consummation of the proposed transaction on the market price of Salesforce’s common stock or on Salesforce’s operating results; significant transaction costs; unknown liabilities; the risk of litigation or regulatory actions related to the proposed transaction; the effect of the announcement or pendency of the transaction on Tableau’s business relationships, operating results, and business generally; the effect of general economic and market conditions; the impact of geopolitical events; the impact of foreign currency exchange rate and interest rate fluctuations on Salesforce’s results; Salesforce’s business strategy and Salesforce’s plan to build its business, including Salesforce’s strategy to be the leading provider of enterprise cloud computing applications and platforms; the pace of change and innovation in enterprise cloud computing services; the seasonal nature of Salesforce’s sales cycles; the competitive nature of the market in which Salesforce participates; Salesforce’s international expansion strategy; Salesforce’s service performance and security, including the resources and costs required to avoid unanticipated downtime and prevent, detect and remediate potential security breaches; the expenses associated with new data centers and third-party infrastructure providers; additional data center capacity; real estate and office facilities space; Salesforce’s operating results and cash flows; new services and product features; Salesforce’s strategy of acquiring or making investments in complementary businesses, joint ventures, services, technologies and intellectual property rights; the performance and fair value of Salesforce’s investments in complementary businesses through Salesforce’s strategic investment portfolio; Salesforce’s ability to realize the benefits from strategic partnerships, joint ventures and investments; the impact of future gains or losses from Salesforce’s strategic investment portfolio including gains or losses from overall market conditions that may affect the publicly traded companies within Salesforce’s strategic investment portfolio; Salesforce’s ability to execute its business plans; Salesforce’s ability to successfully integrate acquired businesses and technologies; Salesforce’s ability to continue to grow unearned revenue and remaining performance obligation; Salesforce’s ability to protect its intellectual property rights; Salesforce’s ability to develop its brands; Salesforce’s reliance on third-party hardware, software and platform providers; Salesforce’s dependency on the development and maintenance of the infrastructure of the Internet; the effect of evolving domestic and foreign government regulations, including those related to the provision of services on the Internet, those related to accessing the Internet, and those addressing data privacy, cross-border data transfers and import and export controls; the valuation of Salesforce’s deferred tax assets and the release of related valuation allowances; the potential availability of additional tax assets in the future; the impact of new accounting pronouncements and tax laws; uncertainties affecting Salesforce’s ability to estimate its tax rate; the impact of expensing stock options and other equity awards; the sufficiency of Salesforce’s capital resources; factors related to Salesforce’s 2023 and 2028 senior notes, revolving credit facility, 2021 term loan and loan associated with 50 Fremont; compliance with Salesforce’s debt covenants and lease obligations; current and potential litigation involving Salesforce; and the impact of climate change.

Further information on these and other risk and uncertainties relating to Salesforce can be found in its reports filed on Forms 10-K, 10-Q and 8-K and in other filings Salesforce makes with the SEC from time to time and available at www.sec.gov. These documents are available under the Financials heading of the Investor Relations section of Salesforce’s website at www.salesforce.com/investor. The forward-looking statements included in this communication are made only as of the date hereof. Salesforce and Tableau assume no obligation and does not intend to update these forward-looking statements, except as required by law.

PR/IR/AR Heads Up Email

Subject: Salesforce Signs Definitive Agreement to Acquire Tableau

To: pr@salesforce.com; analystrelations@salesforce.com; investorrelations@salesforce.com

Hi all,

Today, Salesforce has signed a definitive agreement to acquire Tableau, in an acquisition that combines the world’s #1 CRM with the #1 analytics platform to supercharge customers’ digital transformations. Tableau pioneered self-service analytics with an intuitive analytics platform that empowers people of any skill level to work with data.

With Tableau, Salesforce will play an even greater role in driving digital transformation, enabling companies around the world to tap into data across their entire business and surface deeper insights to make smarter decisions, drive intelligent, connected customer experiences and accelerate innovation.

As part of Salesforce, Tableau will be positioned to scale and further its mission to help people see and understand data.

Following the acquisition close, Tableau will operate independently under the Tableau brand, driving forward a continued focus on its mission, customers and community. Tableau will remain headquartered in Seattle, Wash. and will continue to be led by CEO Adam Selipsky and the current leadership team.

Media Strategy: Salesforce press release and Investor Relations call at 5 AM PT

Reactive Media Statement: We can confirm Salesforce has signed a definitive agreement to acquire Tableau. Please check out our press release for more details. [IF PRIOR TO CALL, You can also join our Investor Relations call at 5 AM PT. Information is available at investor.salesforce.com.]

Please direct any media inquiries to me and Corina Standiford.

Thanks,

Stephanie

Additional Information and Where to Find It

The exchange offer referenced in this communication has not yet commenced. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares, nor is it a substitute for any offer materials that salesforce.com, inc. (“Salesforce”), its acquisition subsidiary or Tableau Software, Inc. (“Tableau”) will file with the U.S. Securities and Exchange Commission (the “SEC”). At the time the exchange offer is commenced, Salesforce and its acquisition subsidiary will file a tender offer statement on Schedule TO, Salesforce will file a registration statement on Form S-4 and Tableau will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the exchange offer. THE EXCHANGE OFFER MATERIALS (INCLUDING AN OFFER TO EXCHANGE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER EXCHANGE OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT WILL CONTAIN IMPORTANT INFORMATION. TABLEAU STOCKHOLDERS ARE URGED TO READ THESE DOCUMENTS CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT HOLDERS OF TABLEAU SECURITIES SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING EXCHANGING THEIR SECURITIES. The Solicitation/Recommendation Statement, the Offer to Exchange, the related Letter of Transmittal and certain other exchange offer documents will be made available to all Tableau stockholders at no expense to them. The exchange offer materials and the Solicitation/Recommendation Statement will be made available for free on the SEC’s website at www.sec.gov. Copies of the documents filed with the SEC by Salesforce will be available free of charge under the Financials heading of the Investor Relations section of Salesforce’s website at www.salesforce.com/investor or by contacting Salesforce’s Investor Relations department at investor@salesforce.com. Copies of the documents filed with the SEC by Tableau will be available free of charge under the SEC filings heading of the Investor section of Tableau’s website at https://investors.tableau.com or by contacting Tableau’s Investor Relations department at ir@tableau.com.

In addition to the Solicitation/Recommendation Statement, the Offer to Exchange, the related Letter of Transmittal and certain other exchange offer documents, Salesforce and Tableau file annual, quarterly and current reports and other information with the SEC. You may read and copy any reports or other information filed by Salesforce and Tableau at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Salesforce’s and Tableau’s filings with the SEC are also available to the public from commercial document-retrieval services and at the website maintained by the SEC at http://www.sec.gov.

Forward-Looking Statements

This communication contains forward-looking information related to Salesforce, Tableau and the acquisition of Tableau by Salesforce that involves substantial risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed or implied by such statements. Forward-looking statements in this communication include, among other things, statements about the potential benefits of the proposed transaction, Salesforce’s plans, objectives, expectations and intentions, the financial condition, results of operations and business of Salesforce or Tableau, and the anticipated timing of closing of the proposed transaction. Risks and uncertainties include, among other things, risks related to the ability of Salesforce to consummate the proposed transaction on a timely basis or at all; the satisfaction of the conditions precedent to consummation of the proposed transaction, including having a sufficient number of Tableau’s shares being validly tendered into the exchange offer to meet the minimum condition; Salesforce’s ability to secure regulatory approvals on the terms expected, in a timely manner or at all; Salesforce’s ability to successfully integrate Tableau’s operations; Salesforce’s ability to implement its plans, forecasts and other expectations with respect to Tableau’s business after the completion of the transaction and realize expected synergies; the ability to realize the anticipated benefits of the proposed transaction, including the possibility that the expected benefits from the proposed transaction will not be realized or will not be realized within the expected time period; the impact of Tableau’s business model on Salesforce’s ability to forecast revenue results; disruption from the transaction making it more difficult to maintain business and operational relationships; the negative effects of the announcement or the consummation of the proposed transaction on the market price of Salesforce’s common stock or on Salesforce’s operating results; significant transaction costs; unknown liabilities; the risk of litigation or regulatory actions related to the proposed transaction; the effect of the announcement or pendency of the transaction on Tableau’s business relationships, operating results, and business generally; the effect of general economic and market conditions; the impact of geopolitical events; the impact of foreign currency exchange rate and interest rate fluctuations on Salesforce’s results; Salesforce’s business strategy and Salesforce’s plan to build its business, including Salesforce’s strategy to be the leading provider of enterprise cloud computing applications and platforms; the pace of change and innovation in enterprise cloud computing services; the seasonal nature of Salesforce’s sales cycles; the competitive nature of the market in which Salesforce participates; Salesforce’s international expansion strategy; Salesforce’s service performance and security, including the resources and costs required to avoid unanticipated downtime and prevent, detect and remediate potential security breaches; the expenses associated with new data centers and third-party infrastructure providers; additional data center capacity; real estate and office facilities space; Salesforce’s operating results and cash flows; new services and product features; Salesforce’s strategy of acquiring or making investments in complementary businesses, joint ventures, services, technologies and intellectual property rights; the performance and fair value of Salesforce’s investments in complementary businesses through Salesforce’s strategic investment portfolio; Salesforce’s ability to realize the benefits from strategic partnerships, joint ventures and investments; the impact of future gains or losses from Salesforce’s strategic investment portfolio including gains or losses from overall market conditions that may affect the publicly traded companies within Salesforce’s strategic investment portfolio; Salesforce’s ability to execute its business plans; Salesforce’s ability to successfully integrate acquired businesses and technologies; Salesforce’s ability to continue to grow unearned revenue and remaining performance obligation; Salesforce’s ability to protect its intellectual property rights; Salesforce’s ability to develop its brands; Salesforce’s reliance on third-party hardware, software and platform providers; Salesforce’s dependency on the development and maintenance of the infrastructure of the Internet; the effect of evolving domestic and foreign government regulations, including those related to the provision of services on the Internet, those related to accessing the Internet, and those addressing data privacy, cross-border data transfers and import and export controls; the valuation of Salesforce’s deferred tax assets and the release of related valuation allowances; the potential availability of additional tax assets in the future; the impact of new accounting pronouncements and tax laws; uncertainties affecting Salesforce’s ability to estimate its tax rate; the impact of expensing stock options and other equity awards; the sufficiency of Salesforce’s capital resources; factors related to Salesforce’s 2023 and 2028 senior notes, revolving credit facility, 2021 term loan and loan associated with 50 Fremont; compliance with Salesforce’s debt covenants and lease obligations; current and potential litigation involving Salesforce; and the impact of climate change.

Further information on these and other risk and uncertainties relating to Salesforce can be found in its reports filed on Forms 10-K, 10-Q and 8-K and in other filings Salesforce makes with the SEC from time to time and available at www.sec.gov. These documents are available under the Financials heading of the Investor Relations section of Salesforce’s website at www.salesforce.com/investor. The forward-looking statements included in this communication are made only as of the date hereof. Salesforce and Tableau assume no obligation and does not intend to update these forward-looking statements, except as required by law.

Email from co-CEOs to All Salesforce

Subject line: Salesforce Signs Definitive Agreement to Acquire Tableau

<first name>,

We’re excited to announce that Salesforce has agreed to acquire Tableau — an acquisition that brings together the world’s #1 CRM with the #1 analytics platform. Tableau is a phenomenal company with a singular mission of helping people see and understand data, surfacing actionable insights for every department and for every user at any company. Salesforce is all about helping people engage and understand customers — delivering connected, intelligent customer experiences across every business process.

It’s truly the best of both worlds for our customers, bringing together two critical platforms that every customer needs to understand their world and fuel their digital transformations.

Tableau pioneered self-service analytics with an intuitive analytics platform that empowers people of any skill level to work with data. In fact, more than 86,000 organizations around the world rely on Tableau to help them see and understand data.

We know first hand that data and customers are at the heart of every digital transformation. With Einstein, we pioneered AI for CRM, making it easy to generate predictions and recommendations with just a few clicks. We have the best AI-powered analytics for Sales and Marketing with Einstein Analytics and Datorama.

With Tableau, Salesforce will play an even greater role in driving digital transformation and harnessing data for companies around the world, enabling them to tap into data across the entire business and surface deeper insights to make smarter decisions, drive intelligent, connected customer experiences, and accelerate innovation.

As part of Salesforce, Tableau will be able to accelerate its mission to help people see and understand their data. And Tableau will make both Customer 360 and Einstein stronger than ever, enabling us to reach a much broader set of customers and users.

Salesforce and Tableau also share a deep commitment to empowering their respective communities. With more than 1.4 million Trailblazers and Tableau’s passionate community of millions globally, we will have the largest group of digital business experts in the world — millions of people transforming their companies, their careers, and the world. We’re also culturally aligned in our values.

Following the close of the acquisition, Tableau will operate independently under the Tableau brand, and will continue to focus on driving success for its customers and delivering on its mission. As part of the world’s #1 CRM company, Tableau will remain headquartered in Seattle, WA and will continue to be led by CEO Adam Selipsky and the current leadership team.

You can find more information about the acquisition in our press release and FAQ, and see how Tableau will fit into our Customer 360 below.

Mahalo,

Marc & Keith

NOTE: Please refrain from posting original content or commentary about this on social media — that includes liking, commenting on, reposting, retweeting, or sharing media reports or news about the transaction. This is important. Communication from Salesforce and our employees about the transaction is regulated by securities laws. As a result, it must be pre-approved by the Salesforce legal team and may need to be publicly filed.

Additional Information and Where to Find It

The exchange offer referenced in this communication has not yet commenced. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares, nor is it a substitute for any offer materials that salesforce.com, inc. (“Salesforce”), its acquisition subsidiary or Tableau Software, Inc. (“Tableau”) will file with the U.S. Securities and Exchange Commission (the “SEC”). At the time the exchange offer is commenced, Salesforce and its acquisition subsidiary will file a tender offer statement on Schedule TO, Salesforce will file a registration statement on Form S-4 and Tableau will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the exchange offer. THE EXCHANGE OFFER MATERIALS (INCLUDING AN OFFER TO EXCHANGE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER EXCHANGE OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT WILL CONTAIN IMPORTANT INFORMATION. TABLEAU STOCKHOLDERS ARE URGED TO READ THESE DOCUMENTS CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT HOLDERS OF TABLEAU SECURITIES SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING EXCHANGING THEIR SECURITIES. The Solicitation/Recommendation Statement, the Offer to Exchange, the related Letter of Transmittal and certain other exchange offer documents will be made available to all Tableau stockholders at no expense to them. The exchange offer materials and the Solicitation/Recommendation Statement will be made available for free on the SEC’s website at www.sec.gov. Copies of the documents filed with the SEC by Salesforce will be available free of charge under the Financials heading of the Investor Relations section of Salesforce’s website at www.salesforce.com/investor or by contacting Salesforce’s Investor Relations department at investor@salesforce.com. Copies of the documents filed with the SEC by Tableau will be available free of charge under the SEC filings heading of the Investor section of Tableau’s website at https://investors.tableau.com or by contacting Tableau’s Investor Relations department at ir@tableau.com.

In addition to the Solicitation/Recommendation Statement, the Offer to Exchange, the related Letter of Transmittal and certain other exchange offer documents, Salesforce and Tableau file annual, quarterly and current reports and other information with the SEC. You may read and copy any reports or other information filed by Salesforce and Tableau at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Salesforce’s and Tableau’s filings with the SEC are also available to the public from commercial document-retrieval services and at the website maintained by the SEC at http://www.sec.gov.

Forward-Looking Statements

This communication contains forward-looking information related to Salesforce, Tableau and the acquisition of Tableau by Salesforce that involves substantial risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed or implied by such statements. Forward-looking statements in this communication include, among other things, statements about the potential benefits of the proposed transaction, Salesforce’s plans, objectives, expectations and intentions, the financial condition, results of operations and business of Salesforce or Tableau, and the anticipated timing of closing of the proposed transaction. Risks and uncertainties include, among other things, risks related to the ability of Salesforce to consummate the proposed transaction on a timely basis or at all; the satisfaction of the conditions precedent to consummation of the proposed transaction, including having a sufficient number of Tableau’s shares being validly tendered into the exchange offer to meet the minimum condition; Salesforce’s ability to secure regulatory approvals on the terms expected, in a timely manner or at all; Salesforce’s ability to successfully integrate Tableau’s operations; Salesforce’s ability to implement its plans, forecasts and other expectations with respect to Tableau’s business after the completion of the transaction and realize expected synergies; the ability to realize the anticipated benefits of the proposed transaction, including the possibility that the expected benefits from the proposed transaction will not be realized or will not be realized within the expected time period; the impact of Tableau’s business model on Salesforce’s ability to forecast revenue results; disruption from the transaction making it more difficult to maintain business and operational relationships; the negative effects of the announcement or the consummation of the proposed transaction on the market price of Salesforce’s common stock or on Salesforce’s operating results; significant transaction costs; unknown liabilities; the risk of litigation or regulatory actions related to the proposed transaction; the effect of the announcement or pendency of the transaction on Tableau’s business relationships, operating results, and business generally; the effect of general economic and market conditions; the impact of geopolitical events; the impact of foreign currency exchange rate and interest rate fluctuations on Salesforce’s results; Salesforce’s business strategy and Salesforce’s plan to build its business, including Salesforce’s strategy to be the leading provider of enterprise cloud computing applications and platforms; the pace of change and innovation in enterprise cloud computing services; the seasonal nature of Salesforce’s sales cycles; the competitive nature of the market in which Salesforce participates; Salesforce’s international expansion strategy; Salesforce’s service performance and security, including the resources and costs required to avoid unanticipated downtime and prevent, detect and remediate potential security breaches; the expenses associated with new data centers and third-party infrastructure providers; additional data center capacity; real estate and office facilities space; Salesforce’s operating results and cash flows; new services and product features; Salesforce’s strategy of acquiring or making investments in complementary businesses, joint ventures, services, technologies and intellectual property rights; the performance and fair value of Salesforce’s investments in complementary businesses through Salesforce’s strategic investment portfolio; Salesforce’s ability to realize the benefits from strategic partnerships, joint ventures and investments; the impact of future gains or losses from Salesforce’s strategic investment portfolio including gains or losses from overall market conditions that may affect the publicly traded companies within Salesforce’s strategic investment portfolio; Salesforce’s ability to execute its business plans; Salesforce’s ability to successfully integrate acquired businesses and technologies; Salesforce’s ability to continue to grow unearned revenue and remaining performance obligation; Salesforce’s ability to protect its intellectual property rights; Salesforce’s ability to develop its brands; Salesforce’s reliance on third-party hardware, software and platform providers; Salesforce’s dependency on the development and maintenance of the infrastructure of the Internet; the effect of evolving domestic and foreign government regulations, including those related to the provision of services on the Internet, those related to accessing the Internet, and those addressing data privacy, cross-border data transfers and import and export controls; the valuation of Salesforce’s deferred tax assets and the release of related valuation allowances; the potential availability of additional tax assets in the future; the impact of new accounting pronouncements and tax laws; uncertainties affecting Salesforce’s ability to estimate its tax rate; the impact of expensing stock options and other equity awards; the sufficiency of Salesforce’s capital resources; factors related to Salesforce’s 2023 and 2028 senior notes, revolving credit facility, 2021 term loan and loan associated with 50 Fremont; compliance with Salesforce’s debt covenants and lease obligations; current and potential litigation involving Salesforce; and the impact of climate change.

Further information on these and other risk and uncertainties relating to Salesforce can be found in its reports filed on Forms 10-K, 10-Q and 8-K and in other filings Salesforce makes with the SEC from time to time and available at www.sec.gov. These documents are available under the Financials heading of the Investor Relations section of Salesforce’s website at www.salesforce.com/investor. The forward-looking statements included in this communication are made only as of the date hereof. Salesforce and Tableau assume no obligation and does not intend to update these forward-looking statements, except as required by law.

All Salesforce Chatter Post from Co-CEOs

Subject line: Salesforce Signs Definitive Agreement to Acquire Tableau

<first name>,

We’re excited to announce that Salesforce has agreed to acquire Tableau — an acquisition that brings together the world’s #1 CRM with the #1 analytics platform. Tableau is a phenomenal company with a singular mission of helping people see and understand data, surfacing actionable insights for every department and for every user at any company. Salesforce is all about helping people engage and understand customers — delivering connected, intelligent customer experiences across every business process.

It’s truly the best of both worlds for our customers, bringing together two critical platforms that every customer needs to understand their world and fuel their digital transformations.

Tableau pioneered self-service analytics with an intuitive analytics platform that empowers people of any skill level to work with data. In fact, more than 86,000 organizations around the world rely on Tableau to help them see and understand data.

We know first hand that data and customers are at the heart of every digital transformation. With Einstein, we pioneered AI for CRM, making it easy to generate predictions and recommendations with just a few clicks. We have the best AI-powered analytics for Sales and Marketing with Einstein Analytics and Datorama.

With Tableau, Salesforce will play an even greater role in driving digital transformation and harnessing data for companies around the world, enabling them to tap into data across the entire business and surface deeper insights to make smarter decisions, drive intelligent, connected customer experiences, and accelerate innovation.

As part of Salesforce, Tableau will be able to accelerate its mission to help people see and understand their data. And Tableau will make both Customer 360 and Einstein stronger than ever, enabling us to reach a much broader set of customers and users.

Salesforce and Tableau also share a deep commitment to empowering their respective communities. With more than 1.4 million Trailblazers and Tableau’s passionate community of millions globally, we will have the largest group of digital business experts in the world — millions of people transforming their companies, their careers, and the world. We’re also culturally aligned in our values.

Following the close of the acquisition, Tableau will operate independently under the Tableau brand, and will continue to focus on driving success for its customers and delivering on its mission. As part of the world’s #1 CRM company, Tableau will remain headquartered in Seattle, WA and will continue to be led by CEO Adam Selipsky and the current leadership team.

You can find more information about the acquisition in our press release and FAQ, and see how Tableau will fit into our Customer 360 below.

Mahalo,

Marc & Keith

NOTE: Please refrain from posting original content or commentary about this on social media — that includes liking, commenting on, reposting, retweeting, or sharing media reports or news about the transaction. This is important. Communication from Salesforce and our employees about the transaction is regulated by securities laws. As a result, it must be pre-approved by the Salesforce legal team and may need to be publicly filed.

Additional Information and Where to Find It

The exchange offer referenced in this communication has not yet commenced. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares, nor is it a substitute for any offer materials that salesforce.com, inc. (“Salesforce”), its acquisition subsidiary or Tableau Software, Inc. (“Tableau”) will file with the U.S. Securities and Exchange Commission (the “SEC”). At the time the exchange offer is commenced, Salesforce and its acquisition subsidiary will file a tender offer statement on Schedule TO, Salesforce will file a registration statement on Form S-4 and Tableau will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the exchange offer. THE EXCHANGE OFFER MATERIALS (INCLUDING AN OFFER TO EXCHANGE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER EXCHANGE OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT WILL CONTAIN IMPORTANT INFORMATION. TABLEAU STOCKHOLDERS ARE URGED TO READ THESE DOCUMENTS CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT HOLDERS OF TABLEAU SECURITIES SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING EXCHANGING THEIR SECURITIES. The Solicitation/Recommendation Statement, the Offer to Exchange, the related Letter of Transmittal and certain other exchange offer documents will be made available to all Tableau stockholders at no expense to them. The exchange offer materials and the Solicitation/Recommendation Statement will be made available for free on the SEC’s website at www.sec.gov. Copies of the documents filed with the SEC by Salesforce will be available free of charge under the Financials heading of the Investor Relations section of Salesforce’s website at www.salesforce.com/investor or by contacting Salesforce’s Investor Relations department at investor@salesforce.com. Copies of the documents filed with the SEC by Tableau will be available free of charge under the SEC filings heading of the Investor section of Tableau’s website at https://investors.tableau.com or by contacting Tableau’s Investor Relations department at ir@tableau.com.

In addition to the Solicitation/Recommendation Statement, the Offer to Exchange, the related Letter of Transmittal and certain other exchange offer documents, Salesforce and Tableau file annual, quarterly and current reports and other information with the SEC. You may read and copy any reports or other information filed by Salesforce and Tableau at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Salesforce’s and Tableau’s filings with the SEC are also available to the public from commercial document-retrieval services and at the website maintained by the SEC at http://www.sec.gov.

Forward-Looking Statements

This communication contains forward-looking information related to Salesforce, Tableau and the acquisition of Tableau by Salesforce that involves substantial risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed or implied by such statements. Forward-looking statements in this communication include, among other things, statements about the potential benefits of the proposed transaction, Salesforce’s plans, objectives, expectations and intentions, the financial condition, results of operations and business of Salesforce or Tableau, and the anticipated timing of closing of the proposed transaction. Risks and uncertainties include, among other things, risks related to the ability of Salesforce to consummate the proposed transaction on a timely basis or at all; the satisfaction of the conditions precedent to consummation of the proposed transaction, including having a sufficient number of Tableau’s shares being validly tendered into the exchange offer to meet the minimum condition; Salesforce’s ability to secure regulatory approvals on the terms expected, in a timely manner or at all; Salesforce’s ability to successfully integrate Tableau’s operations; Salesforce’s ability to implement its plans, forecasts and other expectations with respect to Tableau’s business after the completion of the transaction and realize expected synergies; the ability to realize the anticipated benefits of the proposed transaction, including the possibility that the expected benefits from the proposed transaction will not be realized or will not be realized within the expected time period; the impact of Tableau’s business model on Salesforce’s ability to forecast revenue results; disruption from the transaction making it more difficult to maintain business and operational relationships; the negative effects of the announcement or the consummation of the proposed transaction on the market price of Salesforce’s common stock or on

Salesforce’s operating results; significant transaction costs; unknown liabilities; the risk of litigation or regulatory actions related to the proposed transaction; the effect of the announcement or pendency of the transaction on Tableau’s business relationships, operating results, and business generally; the effect of general economic and market conditions; the impact of geopolitical events; the impact of foreign currency exchange rate and interest rate fluctuations on Salesforce’s results; Salesforce’s business strategy and Salesforce’s plan to build its business, including Salesforce’s strategy to be the leading provider of enterprise cloud computing applications and platforms; the pace of change and innovation in enterprise cloud computing services; the seasonal nature of Salesforce’s sales cycles; the competitive nature of the market in which Salesforce participates; Salesforce’s international expansion strategy; Salesforce’s service performance and security, including the resources and costs required to avoid unanticipated downtime and prevent, detect and remediate potential security breaches; the expenses associated with new data centers and third-party infrastructure providers; additional data center capacity; real estate and office facilities space; Salesforce’s operating results and cash flows; new services and product features; Salesforce’s strategy of acquiring or making investments in complementary businesses, joint ventures, services, technologies and intellectual property rights; the performance and fair value of Salesforce’s investments in complementary businesses through Salesforce’s strategic investment portfolio; Salesforce’s ability to realize the benefits from strategic partnerships, joint ventures and investments; the impact of future gains or losses from Salesforce’s strategic investment portfolio including gains or losses from overall market conditions that may affect the publicly traded companies within Salesforce’s strategic investment portfolio; Salesforce’s ability to execute its business plans; Salesforce’s ability to successfully integrate acquired businesses and technologies; Salesforce’s ability to continue to grow unearned revenue and remaining performance obligation; Salesforce’s ability to protect its intellectual property rights; Salesforce’s ability to develop its brands; Salesforce’s reliance on third-party hardware, software and platform providers; Salesforce’s dependency on the development and maintenance of the infrastructure of the Internet; the effect of evolving domestic and foreign government regulations, including those related to the provision of services on the Internet, those related to accessing the Internet, and those addressing data privacy, cross-border data transfers and import and export controls; the valuation of Salesforce’s deferred tax assets and the release of related valuation allowances; the potential availability of additional tax assets in the future; the impact of new accounting pronouncements and tax laws; uncertainties affecting Salesforce’s ability to estimate its tax rate; the impact of expensing stock options and other equity awards; the sufficiency of Salesforce’s capital resources; factors related to Salesforce’s 2023 and 2028 senior notes, revolving credit facility, 2021 term loan and loan associated with 50 Fremont; compliance with Salesforce’s debt covenants and lease obligations; current and potential litigation involving Salesforce; and the impact of climate change.

Further information on these and other risk and uncertainties relating to Salesforce can be found in its reports filed on Forms 10-K, 10-Q and 8-K and in other filings Salesforce makes with the SEC from time to time and available at www.sec.gov. These documents are available under the Financials heading of the Investor Relations section of Salesforce’s website at www.salesforce.com/investor. The forward-looking statements included in this communication are made only as of the date hereof. Salesforce and Tableau assume no obligation and does not intend to update these forward-looking statements, except as required by law.

Distribution Org Chatter Post

Today, Salesforce has signed a definitive agreement to acquire Tableau, in an acquisition that combines the world’s #1 CRM with the #1 analytics platform to supercharge customers’ digital transformations.

What this means for Sales:

•	Stay focused on crushing your month and Q2! It’s business as usual until the transaction closes, and we must operate as two separate companies.

•	Please refer to the Rules of Engagement and FAQ for:

•	Key messages and more information about Tableau

•	How you should engage with customers on conversations about this acquisition

•	How you should continue to work on Einstein or Datorama deals in progress

•	Should you have any questions, please direct to Cloud: Selling Tableau Chatter group

More about Tableau and this Acquisition:

•	More than 86,000 organizations around the world, such as Charles Schwab, Verizon, Schneider Electric, Southwest and Netflix, rely on Tableau to help them see and understand data.

•

With Tableau, Salesforce will play an even greater role in driving digital transformation, enabling companies around the world to tap into data across their entire business and surface deeper insights to make smarter decisions, drive intelligent, connected customer experiences and accelerate innovation.

•

With Tableau and Einstein together, Salesforce will deliver the most intelligent and intuitive analytics and visualization platform for every department and every user at any company. Tableau will make both Customer 360 and Salesforce’s analytics capabilities stronger than ever, and enable the company to reach a much broader set of customers and users.

•	As part of Salesforce, Tableau will be positioned to scale and further its mission to help people see and understand data.

Additional Information and Where to Find It

The exchange offer referenced in this communication has not yet commenced. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares, nor is it a substitute for any offer materials that salesforce.com, inc. (“Salesforce”), its acquisition subsidiary or Tableau Software, Inc. (“Tableau”) will file with the U.S. Securities and Exchange Commission (the “SEC”). At the time the exchange offer is commenced, Salesforce and its acquisition subsidiary will file a tender offer statement on Schedule TO, Salesforce will file a registration statement on Form S-4 and Tableau will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the exchange offer. THE EXCHANGE OFFER MATERIALS (INCLUDING AN OFFER TO EXCHANGE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER EXCHANGE OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT WILL CONTAIN IMPORTANT INFORMATION. TABLEAU STOCKHOLDERS ARE URGED TO READ THESE DOCUMENTS CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT HOLDERS OF TABLEAU SECURITIES SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING EXCHANGING THEIR SECURITIES. The Solicitation/Recommendation Statement, the Offer to Exchange, the related Letter of Transmittal and certain other exchange offer documents will be made available to all Tableau stockholders at no expense to them. The exchange offer materials and the Solicitation/Recommendation Statement will be made available for free on the SEC’s website at www.sec.gov. Copies of the documents filed with the SEC by Salesforce will be available free of charge under the Financials heading of the Investor Relations section of Salesforce’s website at www.salesforce.com/investor or by contacting Salesforce’s Investor Relations department at investor@salesforce.com. Copies of the documents filed with the SEC by Tableau will be available free of charge under the SEC filings heading of the Investor section of Tableau’s website at https://investors.tableau.com or by contacting Tableau’s Investor Relations department at ir@tableau.com.

In addition to the Solicitation/Recommendation Statement, the Offer to Exchange, the related Letter of Transmittal and certain other exchange offer documents, Salesforce and Tableau file annual, quarterly and current reports and other information with the SEC. You may read and copy any reports or other information filed by Salesforce and Tableau at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Salesforce’s and Tableau’s filings with the SEC are also available to the public from commercial document-retrieval services and at the website maintained by the SEC at http://www.sec.gov.

Forward-Looking Statements

This communication contains forward-looking information related to Salesforce, Tableau and the acquisition of Tableau by Salesforce that involves substantial risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed or implied by such statements. Forward-looking statements in this communication include, among other things, statements about the potential benefits of the proposed transaction, Salesforce’s plans, objectives, expectations and intentions, the financial condition, results of operations and business of Salesforce or Tableau, and the anticipated timing of closing of the proposed transaction. Risks and uncertainties include, among other things, risks related to the ability of Salesforce to consummate the proposed transaction on a timely basis or at all; the satisfaction of the conditions precedent to consummation of the proposed transaction, including having a sufficient number of Tableau’s shares being validly tendered into the exchange offer to meet the minimum condition; Salesforce’s ability to secure regulatory approvals on the terms expected, in a timely manner or at all; Salesforce’s ability to successfully integrate Tableau’s operations; Salesforce’s ability to implement its plans, forecasts and other expectations with respect to Tableau’s business after the completion of the transaction and realize expected synergies; the ability to realize the anticipated benefits of the proposed transaction, including the possibility that the expected benefits from the proposed transaction will not be realized or will not be realized within the expected time period; the impact of Tableau’s business model on Salesforce’s ability to forecast revenue results; disruption from the transaction making it more difficult to maintain business and operational relationships; the negative effects of the announcement or the consummation of the proposed transaction on the market price of Salesforce’s common stock or on Salesforce’s operating results; significant transaction costs; unknown liabilities; the risk of litigation or regulatory actions related to the proposed transaction; the effect of the announcement or pendency of the transaction on Tableau’s business relationships, operating results, and business generally; the effect of general economic and market conditions; the impact of geopolitical events; the impact of foreign currency exchange rate and interest rate fluctuations on Salesforce’s results; Salesforce’s business strategy and Salesforce’s plan to build its business, including Salesforce’s strategy to be the leading provider of enterprise cloud computing applications and platforms; the pace of change and innovation in enterprise cloud computing services; the seasonal nature of Salesforce’s sales cycles; the competitive nature of the market in which Salesforce participates; Salesforce’s international expansion strategy; Salesforce’s service performance and security, including the resources and costs required to avoid unanticipated downtime and prevent, detect and remediate potential security breaches; the expenses associated with new data centers and third-party infrastructure providers; additional data center capacity; real estate and office facilities space; Salesforce’s operating results and cash flows; new services and product features; Salesforce’s strategy of acquiring or making investments in complementary businesses, joint ventures, services, technologies and intellectual property rights; the performance and fair value of Salesforce’s investments in complementary businesses through Salesforce’s strategic investment portfolio; Salesforce’s ability to realize the benefits from strategic partnerships, joint ventures and investments; the impact of future gains or losses from Salesforce’s strategic investment portfolio including gains or losses from overall market conditions that may affect the publicly traded companies within Salesforce’s strategic investment portfolio; Salesforce’s ability to execute its business plans; Salesforce’s ability to successfully integrate acquired businesses and technologies; Salesforce’s ability to continue to grow unearned revenue and remaining performance obligation; Salesforce’s ability to protect its intellectual property rights; Salesforce’s ability to develop its brands; Salesforce’s reliance on third-party hardware, software and platform providers; Salesforce’s dependency on the development and maintenance of the infrastructure of the Internet; the effect of evolving domestic and foreign government regulations, including those related to the provision of services on the Internet, those related to accessing the Internet, and those addressing data privacy, cross-border data transfers and import and export controls; the valuation of Salesforce’s deferred tax assets and the release of related valuation allowances; the potential availability of additional tax assets in the future; the impact of new accounting pronouncements and tax laws; uncertainties affecting Salesforce’s ability to estimate its tax rate; the impact of expensing stock options and other equity awards; the sufficiency of Salesforce’s capital resources; factors related to Salesforce’s 2023 and 2028 senior notes, revolving credit facility, 2021 term loan and loan associated with 50 Fremont; compliance with Salesforce’s debt covenants and lease obligations; current and potential litigation involving Salesforce; and the impact of climate change.

Further information on these and other risk and uncertainties relating to Salesforce can be found in its reports filed on Forms 10-K, 10-Q and 8-K and in other filings Salesforce makes with the SEC from time to time and available at www.sec.gov. These documents are available under the Financials heading of the Investor Relations section of Salesforce’s website at www.salesforce.com/investor. The forward-looking statements included in this communication are made only as of the date hereof. Salesforce and Tableau assume no obligation and does not intend to update these forward-looking statements, except as required by law.

All T&P Chatter Post

Salesforce has signed a definitive agreement to acquire Tableau, in an acquisition that combines the world’s #1 CRM with the #1 analytics platform to supercharge customers’ digital transformations.

With Customer 360, only Salesforce can provide companies with a complete, intelligent view of their customers across every touchpoint—sales, service, marketing, commerce and more. Salesforce pioneered AI for CRM with Salesforce Einstein, and today delivers AI-powered analytics for sales and marketing.

With Tableau and Einstein together, Salesforce will deliver the most intelligent and intuitive analytics and visualization platform for every department and every user at any company. Tableau will make both Customer 360 and Salesforce’s analytics capabilities stronger than ever, and enable the company to reach a much broader set of customers and users.

As part of Salesforce, Tableau will be positioned to scale and further its mission to help people see and understand data.

How does this impact Einstein Analytics?

Both Tableau and Einstein Analytics enable users to extract insights from data without technical skills or coding, but there are differences. We share many joint customers as we bring different strengths and complementary focus areas.

•

Einstein Analytics built ground up for the CRM use cases and focuses on actionable intelligence for the front office business users—in sales, service, marketing, communities and commerce and that will continue

•

Einstein Analytics empowers every CRM user to uncover AI powered insights across every customer touchpoint and leads the market in AI Augmented analytics. Gartner refers to EA as the Gold Standard for Augmented analytics.

•

Tableau is the #1 analytics platform with unparalleled flexibility and choice platform. Tableau allows people to quickly connect, prepare and analyze data to answer questions and share insights across their organization.

•	We will harness synergies across the technology stack to ensure together with Tableau we deliver the leading intelligence, analytics and data visualization platform or CRM and non-CRM users.

•

We see opportunities to build on each other’s capabilities and deeply integrate our products, across all types of data, regardless of where it lives, across all types of use cases in large and small organizations.

How does this impact Datorama?

Datorama joined Salesforce to enhance the power of Salesforce’s Marketing Cloud with expanded data integration, intelligence and analytics, enabling marketers to unlock insights across all of their marketing channels and data sources. We will continue to enable better decision-making, control, Innovation and transparency for marketers, agencies, publishers and marketing technology companies by providing a single source of truth for marketing. We are the number one data-integration platform for marketers, leveraging AI to bring together all marketing data, and provide Marketing Intelligence.

Please see the FAQ for more information.

Additional Information and Where to Find It

The exchange offer referenced in this communication has not yet commenced. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares, nor is it a substitute for any offer materials that salesforce.com, inc. (“Salesforce”), its acquisition subsidiary or Tableau Software, Inc. (“Tableau”) will file with the U.S. Securities and Exchange Commission (the “SEC”). At the time the exchange offer is commenced, Salesforce and its acquisition subsidiary will file a tender offer statement on Schedule TO, Salesforce will file a registration statement on Form S-4 and Tableau will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the exchange offer. THE EXCHANGE OFFER MATERIALS (INCLUDING AN OFFER TO EXCHANGE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER EXCHANGE OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT WILL CONTAIN IMPORTANT INFORMATION. TABLEAU STOCKHOLDERS ARE URGED TO READ THESE DOCUMENTS CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT HOLDERS OF TABLEAU SECURITIES SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING EXCHANGING THEIR SECURITIES. The Solicitation/Recommendation Statement, the Offer to Exchange, the related Letter of Transmittal and certain other exchange offer documents will be made available to all Tableau stockholders at no expense to them. The exchange offer materials and the Solicitation/Recommendation Statement will be made available for free on the SEC’s website at www.sec.gov. Copies of the documents filed with the SEC by Salesforce will be available free of charge under the Financials heading of the Investor Relations section of Salesforce’s website at www.salesforce.com/investor or by contacting Salesforce’s Investor Relations department at investor@salesforce.com. Copies of the documents filed with the SEC by Tableau will be available free of charge under the SEC filings heading of the Investor section of Tableau’s website at https://investors.tableau.com or by contacting Tableau’s Investor Relations department at ir@tableau.com.

In addition to the Solicitation/Recommendation Statement, the Offer to Exchange, the related Letter of Transmittal and certain other exchange offer documents, Salesforce and Tableau file annual, quarterly and current reports and other information with the SEC. You may read and copy any reports or other information filed by Salesforce and Tableau at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Salesforce’s and Tableau’s filings with the SEC are also available to the public from commercial document-retrieval services and at the website maintained by the SEC at http://www.sec.gov.

Forward-Looking Statements

This communication contains forward-looking information related to Salesforce, Tableau and the acquisition of Tableau by Salesforce that involves substantial risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed or implied by such statements. Forward-looking statements in this communication include, among other things, statements about the potential benefits of the proposed transaction, Salesforce’s plans, objectives, expectations and intentions, the financial condition, results of operations and business of Salesforce or Tableau, and the anticipated timing of closing of the proposed transaction. Risks and uncertainties include, among other things, risks related to the ability of Salesforce to consummate the proposed transaction on a timely basis or at all; the satisfaction of the conditions precedent to consummation of the proposed transaction, including having a sufficient number of Tableau’s shares being validly tendered into the exchange offer to meet the minimum condition; Salesforce’s ability to secure regulatory approvals on the terms expected, in a timely manner or at all; Salesforce’s ability to successfully integrate Tableau’s operations; Salesforce’s ability to implement its plans, forecasts and other expectations with respect to Tableau’s business after the completion of the transaction and realize expected synergies; the ability to realize the anticipated benefits of the proposed transaction, including the possibility that the expected benefits from the proposed transaction will not be realized or will not be realized within the expected time period; the impact of Tableau’s business model on Salesforce’s ability to forecast revenue results; disruption from the transaction making it more difficult to maintain business and operational relationships; the negative effects of the announcement or the consummation of the proposed transaction on the market price of Salesforce’s common stock or on Salesforce’s operating results; significant transaction costs; unknown liabilities; the risk of litigation or regulatory actions related to the proposed transaction; the effect of the announcement or pendency of the transaction on Tableau’s business relationships, operating results, and business generally; the effect of general economic and market conditions; the impact of geopolitical events; the impact of foreign currency exchange rate and interest rate fluctuations on Salesforce’s results; Salesforce’s business strategy and

Salesforce’s plan to build its business, including Salesforce’s strategy to be the leading provider of enterprise cloud computing applications and platforms; the pace of change and innovation in enterprise cloud computing services; the seasonal nature of Salesforce’s sales cycles; the competitive nature of the market in which Salesforce participates; Salesforce’s international expansion strategy; Salesforce’s service performance and security, including the resources and costs required to avoid unanticipated downtime and prevent, detect and remediate potential security breaches; the expenses associated with new data centers and third-party infrastructure providers; additional data center capacity; real estate and office facilities space; Salesforce’s operating results and cash flows; new services and product features; Salesforce’s strategy of acquiring or making investments in complementary businesses, joint ventures, services, technologies and intellectual property rights; the performance and fair value of Salesforce’s investments in complementary businesses through Salesforce’s strategic investment portfolio; Salesforce’s ability to realize the benefits from strategic partnerships, joint ventures and investments; the impact of future gains or losses from Salesforce’s strategic investment portfolio including gains or losses from overall market conditions that may affect the publicly traded companies within Salesforce’s strategic investment portfolio; Salesforce’s ability to execute its business plans; Salesforce’s ability to successfully integrate acquired businesses and technologies; Salesforce’s ability to continue to grow unearned revenue and remaining performance obligation; Salesforce’s ability to protect its intellectual property rights; Salesforce’s ability to develop its brands; Salesforce’s reliance on third-party hardware, software and platform providers; Salesforce’s dependency on the development and maintenance of the infrastructure of the Internet; the effect of evolving domestic and foreign government regulations, including those related to the provision of services on the Internet, those related to accessing the Internet, and those addressing data privacy, cross-border data transfers and import and export controls; the valuation of Salesforce’s deferred tax assets and the release of related valuation allowances; the potential availability of additional tax assets in the future; the impact of new accounting pronouncements and tax laws; uncertainties affecting Salesforce’s ability to estimate its tax rate; the impact of expensing stock options and other equity awards; the sufficiency of Salesforce’s capital resources; factors related to Salesforce’s 2023 and 2028 senior notes, revolving credit facility, 2021 term loan and loan associated with 50 Fremont; compliance with Salesforce’s debt covenants and lease obligations; current and potential litigation involving Salesforce; and the impact of climate change.

Further information on these and other risk and uncertainties relating to Salesforce can be found in its reports filed on Forms 10-K, 10-Q and 8-K and in other filings Salesforce makes with the SEC from time to time and available at www.sec.gov. These documents are available under the Financials heading of the Investor Relations section of Salesforce’s website at www.salesforce.com/investor. The forward-looking statements included in this communication are made only as of the date hereof. Salesforce and Tableau assume no obligation and does not intend to update these forward-looking statements, except as required by law.

Cloud: Selling Einstein Analytics Chatter Post

Salesforce has signed a definitive agreement to acquire Tableau, in an acquisition that combines the world’s #1 CRM with the #1 analytics platform to supercharge customers’ digital transformations.

With Customer 360, only Salesforce can provide companies with a complete, intelligent view of their customers across every touchpoint—sales, service, marketing, commerce and more. Salesforce pioneered AI for CRM with Salesforce Einstein, and today delivers AI-powered analytics for sales and marketing.

With Tableau and Einstein together, Salesforce will deliver the most intelligent and intuitive analytics and visualization platform for every department and every user at any company. Tableau will make both Customer 360 and Salesforce’s analytics capabilities stronger than ever, and enable the company to reach a much broader set of customers and users.

As part of Salesforce, Tableau will be positioned to scale and further its mission to help people see and understand data.

How does this impact Einstein Analytics?

Both Tableau and Einstein Analytics enable users to extract insights from data without technical skills or coding, but there are differences. We share many joint customers as we bring different strengths and complementary focus areas.

•

Einstein Analytics built ground up for the CRM use cases and focuses on actionable intelligence for the front office business users—in sales, service, marketing, communities and commerce and that will continue

•

Einstein Analytics empowers every CRM user to uncover AI powered insights across every customer touchpoint and leads the market in AI Augmented analytics. Gartner refers to EA as the Gold Standard for Augmented analytics.

•

Tableau is the #1 analytics platform with unparalleled flexibility and choice platform. Tableau allows people to quickly connect, prepare and analyze data to answer questions and share insights across their organization.

•	We will harness synergies across the technology stack to ensure together with Tableau we deliver the leading intelligence, analytics and data visualization platform or CRM and non-CRM users.

•

We see opportunities to build on each other’s capabilities and deeply integrate our products, across all types of data, regardless of where it lives, across all types of use cases in large and small organizations.

Please see the FAQ for more information.

Additional Information and Where to Find It

The exchange offer referenced in this communication has not yet commenced. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares, nor is it a substitute for any offer materials that salesforce.com, inc. (“Salesforce”), its acquisition subsidiary or Tableau Software, Inc. (“Tableau”) will file with the U.S. Securities and Exchange Commission (the “SEC”). At the time the exchange offer is commenced, Salesforce and its acquisition subsidiary will file a tender offer statement on Schedule TO, Salesforce will file a registration statement on Form S-4 and Tableau will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the exchange offer. THE EXCHANGE OFFER MATERIALS (INCLUDING AN OFFER TO EXCHANGE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER EXCHANGE OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT WILL CONTAIN

IMPORTANT INFORMATION. TABLEAU STOCKHOLDERS ARE URGED TO READ THESE DOCUMENTS CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT HOLDERS OF TABLEAU SECURITIES SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING EXCHANGING THEIR SECURITIES. The Solicitation/Recommendation Statement, the Offer to Exchange, the related Letter of Transmittal and certain other exchange offer documents will be made available to all Tableau stockholders at no expense to them. The exchange offer materials and the Solicitation/Recommendation Statement will be made available for free on the SEC’s website at www.sec.gov. Copies of the documents filed with the SEC by Salesforce will be available free of charge under the Financials heading of the Investor Relations section of Salesforce’s website at www.salesforce.com/investor or by contacting Salesforce’s Investor Relations department at investor@salesforce.com. Copies of the documents filed with the SEC by Tableau will be available free of charge under the SEC filings heading of the Investor section of Tableau’s website at https://investors.tableau.com or by contacting Tableau’s Investor Relations department at ir@tableau.com.

In addition to the Solicitation/Recommendation Statement, the Offer to Exchange, the related Letter of Transmittal and certain other exchange offer documents, Salesforce and Tableau file annual, quarterly and current reports and other information with the SEC. You may read and copy any reports or other information filed by Salesforce and Tableau at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Salesforce’s and Tableau’s filings with the SEC are also available to the public from commercial document-retrieval services and at the website maintained by the SEC at http://www.sec.gov.

Forward-Looking Statements

This communication contains forward-looking information related to Salesforce, Tableau and the acquisition of Tableau by Salesforce that involves substantial risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed or implied by such statements. Forward-looking statements in this communication include, among other things, statements about the potential benefits of the proposed transaction, Salesforce’s plans, objectives, expectations and intentions, the financial condition, results of operations and business of Salesforce or Tableau, and the anticipated timing of closing of the proposed transaction. Risks and uncertainties include, among other things, risks related to the ability of Salesforce to consummate the proposed transaction on a timely basis or at all; the satisfaction of the conditions precedent to consummation of the proposed transaction, including having a sufficient number of Tableau’s shares being validly tendered into the exchange offer to meet the minimum condition; Salesforce’s ability to secure regulatory approvals on the terms expected, in a timely manner or at all; Salesforce’s ability to successfully integrate Tableau’s operations; Salesforce’s ability to implement its plans, forecasts and other expectations with respect to Tableau’s business after the completion of the transaction and realize expected synergies; the ability to realize the anticipated benefits of the proposed transaction, including the possibility that the expected benefits from the proposed transaction will not be realized or will not be realized within the expected time period; the impact of Tableau’s business model on Salesforce’s ability to forecast revenue results; disruption from the transaction making it more difficult to maintain business and operational relationships; the negative effects of the announcement or the consummation of the proposed transaction on the market price of Salesforce’s common stock or on Salesforce’s operating results; significant transaction costs; unknown liabilities; the risk of litigation or regulatory actions related to the proposed transaction; the effect of the announcement or pendency of the transaction on Tableau’s business relationships, operating results, and business generally; the effect of general economic and market conditions; the impact of geopolitical events; the impact of foreign currency exchange rate and interest rate fluctuations on Salesforce’s results; Salesforce’s business strategy and Salesforce’s plan to build its business, including Salesforce’s strategy to be the leading provider of enterprise cloud computing applications and platforms; the pace of change and innovation in enterprise cloud computing services; the seasonal nature of Salesforce’s sales cycles; the competitive nature of the market in which Salesforce participates; Salesforce’s international expansion strategy; Salesforce’s service performance and security, including the resources and costs required to avoid unanticipated downtime and prevent, detect and remediate potential security breaches; the expenses associated with new data centers and third-party infrastructure providers; additional data center capacity; real estate and office facilities space; Salesforce’s operating results and cash flows; new services and product features;

Salesforce’s strategy of acquiring or making investments in complementary businesses, joint ventures, services, technologies and intellectual property rights; the performance and fair value of Salesforce’s investments in complementary businesses through Salesforce’s strategic investment portfolio; Salesforce’s ability to realize the benefits from strategic partnerships, joint ventures and investments; the impact of future gains or losses from Salesforce’s strategic investment portfolio including gains or losses from overall market conditions that may affect the publicly traded companies within Salesforce’s strategic investment portfolio; Salesforce’s ability to execute its business plans; Salesforce’s ability to successfully integrate acquired businesses and technologies; Salesforce’s ability to continue to grow unearned revenue and remaining performance obligation; Salesforce’s ability to protect its intellectual property rights; Salesforce’s ability to develop its brands; Salesforce’s reliance on third-party hardware, software and platform providers; Salesforce’s dependency on the development and maintenance of the infrastructure of the Internet; the effect of evolving domestic and foreign government regulations, including those related to the provision of services on the Internet, those related to accessing the Internet, and those addressing data privacy, cross-border data transfers and import and export controls; the valuation of Salesforce’s deferred tax assets and the release of related valuation allowances; the potential availability of additional tax assets in the future; the impact of new accounting pronouncements and tax laws; uncertainties affecting Salesforce’s ability to estimate its tax rate; the impact of expensing stock options and other equity awards; the sufficiency of Salesforce’s capital resources; factors related to Salesforce’s 2023 and 2028 senior notes, revolving credit facility, 2021 term loan and loan associated with 50 Fremont; compliance with Salesforce’s debt covenants and lease obligations; current and potential litigation involving Salesforce; and the impact of climate change.

Further information on these and other risk and uncertainties relating to Salesforce can be found in its reports filed on Forms 10-K, 10-Q and 8-K and in other filings Salesforce makes with the SEC from time to time and available at www.sec.gov. These documents are available under the Financials heading of the Investor Relations section of Salesforce’s website at www.salesforce.com/investor. The forward-looking statements included in this communication are made only as of the date hereof. Salesforce and Tableau assume no obligation and does not intend to update these forward-looking statements, except as required by law.

Cloud: Selling Datorama Chatter Post

Today, Salesforce has signed a definitive agreement to acquire Tableau, in an acquisition that combines the world’s #1 CRM with the #1 analytics platform to supercharge customers’ digital transformations. Tableau pioneered self-service analytics with an intuitive analytics platform that empowers people of any skill level to work with data.

More than 86,000 organizations around the world, such as Charles Schwab, Verizon, Schneider Electric, Southwest and Netflix, rely on Tableau to help them see and understand data.

With Tableau, Salesforce will play an even greater role in driving digital transformation, enabling companies around the world to tap into data across their entire business and surface deeper insights to make smarter decisions, drive intelligent, connected customer experiences and accelerate innovation.

As part of Salesforce, Tableau will be positioned to scale and further its mission to help people see and understand data.

We will work on defining rules of engagement and product strategy after announce. Please let your manager know if you have any questions.

How does this impact Datorama?

Datorama joined Salesforce to enhance the power of Salesforce’s Marketing Cloud with expanded data integration, intelligence and analytics, enabling marketers to unlock insights across all of their marketing channels and data sources. We will continue to enable better decision-making, control, Innovation and transparency for marketers, agencies, publishers and marketing technology companies by providing a single source of truth for marketing. We are the number one data-integration platform for marketers, leveraging AI to bring together all marketing data, and provide Marketing Intelligence.

Please see the FAQ for more information.

Additional Information and Where to Find It

The exchange offer referenced in this communication has not yet commenced. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares, nor is it a substitute for any offer materials that salesforce.com, inc. (“Salesforce”), its acquisition subsidiary or Tableau Software, Inc. (“Tableau”) will file with the U.S. Securities and Exchange Commission (the “SEC”). At the time the exchange offer is commenced, Salesforce and its acquisition subsidiary will file a tender offer statement on Schedule TO, Salesforce will file a registration statement on Form S-4 and Tableau will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the exchange offer. THE EXCHANGE OFFER MATERIALS (INCLUDING AN OFFER TO EXCHANGE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER EXCHANGE OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT WILL CONTAIN IMPORTANT INFORMATION. TABLEAU STOCKHOLDERS ARE URGED TO READ THESE DOCUMENTS CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT HOLDERS OF TABLEAU SECURITIES SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING EXCHANGING THEIR SECURITIES. The Solicitation/Recommendation Statement, the Offer to Exchange, the related Letter of Transmittal and certain other exchange offer documents will be made available to all Tableau stockholders at no expense to them. The exchange offer materials and the Solicitation/Recommendation Statement will be made available for free on the SEC’s website at www.sec.gov. Copies of the documents filed with the SEC by Salesforce will be available free of charge under the Financials heading of the Investor Relations section of Salesforce’s website at www.salesforce.com/investor or by contacting Salesforce’s Investor Relations department at investor@salesforce.com. Copies of the documents filed with the SEC by Tableau will be available free of charge under the SEC filings heading of the Investor section of Tableau’s website at https://investors.tableau.com or by contacting Tableau’s Investor Relations department at ir@tableau.com.

In addition to the Solicitation/Recommendation Statement, the Offer to Exchange, the related Letter of Transmittal and certain other exchange offer documents, Salesforce and Tableau file annual, quarterly and current reports and other information with the SEC. You may read and copy any reports or other information filed by Salesforce and Tableau at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Salesforce’s and Tableau’s filings with the SEC are also available to the public from commercial document-retrieval services and at the website maintained by the SEC at http://www.sec.gov.

Forward-Looking Statements

This communication contains forward-looking information related to Salesforce, Tableau and the acquisition of Tableau by Salesforce that involves substantial risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed or implied by such statements. Forward-looking statements in this communication include, among other things, statements about the potential benefits of the proposed transaction, Salesforce’s plans, objectives, expectations and intentions, the financial condition, results of operations and business of Salesforce or Tableau, and the anticipated timing of closing of the proposed transaction. Risks and uncertainties include, among other things, risks related to the ability of Salesforce to consummate the proposed transaction on a timely basis or at all; the satisfaction of the conditions precedent to consummation of the proposed transaction, including having a sufficient number of Tableau’s shares being validly tendered into the exchange offer to meet the minimum condition; Salesforce’s ability to secure regulatory approvals on the terms expected, in a timely manner or at all; Salesforce’s ability to successfully integrate Tableau’s operations; Salesforce’s ability to implement its plans, forecasts and other expectations with respect to Tableau’s business after the completion of the transaction and realize expected synergies; the ability to realize the anticipated benefits of the proposed transaction, including the possibility that the expected benefits from the proposed transaction will not be realized or will not be realized within the expected time period; the impact of Tableau’s business model on Salesforce’s ability to forecast revenue results; disruption from the transaction making it more difficult to maintain business and operational relationships; the negative effects of the announcement or the consummation of the proposed transaction on the market price of Salesforce’s common stock or on Salesforce’s operating results; significant transaction costs; unknown liabilities; the risk of litigation or regulatory actions related to the proposed transaction; the effect of the announcement or pendency of the transaction on Tableau’s business relationships, operating results, and business generally; the effect of general economic and market conditions; the impact of geopolitical events; the impact of foreign currency exchange rate and interest rate fluctuations on Salesforce’s results; Salesforce’s business strategy and Salesforce’s plan to build its business, including Salesforce’s strategy to be the leading provider of enterprise cloud computing applications and platforms; the pace of change and innovation in enterprise cloud computing services; the seasonal nature of Salesforce’s sales cycles; the competitive nature of the market in which Salesforce participates; Salesforce’s international expansion strategy; Salesforce’s service performance and security, including the resources and costs required to avoid unanticipated downtime and prevent, detect and remediate potential security breaches; the expenses associated with new data centers and third-party infrastructure providers; additional data center capacity; real estate and office facilities space; Salesforce’s operating results and cash flows; new services and product features; Salesforce’s strategy of acquiring or making investments in complementary businesses, joint ventures, services, technologies and intellectual property rights; the performance and fair value of Salesforce’s investments in complementary businesses through Salesforce’s strategic investment portfolio; Salesforce’s ability to realize the benefits from strategic partnerships, joint ventures and investments; the impact of future gains or losses from Salesforce’s strategic investment portfolio including gains or losses from overall market conditions that may affect the publicly traded companies within Salesforce’s strategic investment portfolio; Salesforce’s ability to execute its business plans; Salesforce’s ability to successfully integrate acquired businesses and technologies; Salesforce’s ability to continue to grow unearned revenue and remaining performance obligation; Salesforce’s ability to protect its intellectual property rights; Salesforce’s ability to develop its brands; Salesforce’s reliance on third-party hardware, software and platform providers; Salesforce’s dependency on the development and maintenance of the infrastructure of the Internet; the effect of evolving domestic and foreign government regulations, including those related to the provision of services on the Internet, those related to accessing the Internet, and those addressing data privacy, cross-border data transfers and import and export controls; the valuation of Salesforce’s deferred tax assets and the release of related valuation allowances; the potential availability of additional tax assets in the future; the impact of new accounting pronouncements and tax laws; uncertainties affecting Salesforce’s ability to estimate its tax rate; the impact of expensing stock options and other equity awards; the sufficiency of Salesforce’s capital resources; factors related to Salesforce’s 2023 and 2028 senior notes, revolving credit facility, 2021 term loan and loan associated with 50 Fremont; compliance with Salesforce’s debt covenants and lease obligations; current and potential litigation involving Salesforce; and the impact of climate change.

Further information on these and other risk and uncertainties relating to Salesforce can be found in its reports filed on Forms 10-K, 10-Q and 8-K and in other filings Salesforce makes with the SEC from time to time and available at www.sec.gov. These documents are available under the Financials heading of the Investor Relations section of Salesforce’s website at www.salesforce.com/investor. The forward-looking statements included in this communication are made only as of the date hereof. Salesforce and Tableau assume no obligation and does not intend to update these forward-looking statements, except as required by law.

Email from Co-CEOs to All Tableau Employees

Aloha Tableau Team,

Each and every one of you has contributed to this phenomenal company. We’re so inspired by what you’ve built and can’t wait to welcome you to the Salesforce family once the deal closes.

We know first hand that data and customers are at the heart of every digital transformation. So when you bring together the world’s #1 CRM with the #1 analytics platform, it’s truly the best of both worlds for all of our customers—together, we have the leading products in the two most important categories underlying digital transformation.

We believe the combination of our companies will create incredible new opportunities for our customers, partners and communities, but most importantly, for all of you. The success and integration of Tableau into Salesforce will be a top priority for us. We are deeply committed to helping Tableau advance its mission of helping everyone see and understand data. And we’re confident we can realize this potential because our companies share common values and a relentless focus on customer success, innovation, giving back and empowering our respective communities.

Like you, we’re passionate about empowering our community. With Salesforce’s more than 1.4 million Trailblazers and Tableau’s passionate community of millions globally, we will have the largest group of digital business experts in the world—millions of people transforming their companies, their careers and the world.

We look forward to welcoming the Tableau family to the Salesforce family.

Mahalo,

Marc & Keith

Additional Information and Where to Find It

The exchange offer referenced in this communication has not yet commenced. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares, nor is it a substitute for any offer materials that salesforce.com, inc. (“Salesforce”), its acquisition subsidiary or Tableau Software, Inc. (“Tableau”) will file with the U.S. Securities and Exchange Commission (the “SEC”). At the time the exchange offer is commenced, Salesforce and its acquisition subsidiary will file a tender offer statement on Schedule TO, Salesforce will file a registration statement on Form S-4 and Tableau will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the exchange offer. THE EXCHANGE OFFER MATERIALS (INCLUDING AN OFFER TO EXCHANGE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER EXCHANGE OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT WILL CONTAIN IMPORTANT INFORMATION. TABLEAU STOCKHOLDERS ARE URGED TO READ THESE DOCUMENTS CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT HOLDERS OF TABLEAU SECURITIES SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING EXCHANGING THEIR SECURITIES. The Solicitation/Recommendation Statement, the Offer to Exchange, the related Letter of Transmittal and certain other exchange offer documents will be made available to all Tableau stockholders at no expense to them. The exchange offer materials and the Solicitation/Recommendation Statement will be made available for free on the SEC’s website at www.sec.gov. Copies of the documents filed with the SEC by Salesforce will be available free of charge under the Financials heading of the Investor Relations section of Salesforce’s website at www.salesforce.com/investor or by contacting Salesforce’s Investor Relations department at investor@salesforce.com. Copies of the documents filed with the SEC by Tableau will be available free of charge under the SEC filings heading of the Investor section of Tableau’s website at https://investors.tableau.com or by contacting Tableau’s Investor Relations department at ir@tableau.com.

In addition to the Solicitation/Recommendation Statement, the Offer to Exchange, the related Letter of Transmittal and certain other exchange offer documents, Salesforce and Tableau file annual, quarterly and current reports and other information with the SEC. You may read and copy any reports or other information filed by Salesforce and Tableau at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Salesforce’s and Tableau’s filings with the SEC are also available to the public from commercial document-retrieval services and at the website maintained by the SEC at http://www.sec.gov.

Forward-Looking Statements

This communication contains forward-looking information related to Salesforce, Tableau and the acquisition of Tableau by Salesforce that involves substantial risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed or implied by such statements. Forward-looking statements in this communication include, among other things, statements about the potential benefits of the proposed transaction, Salesforce’s plans, objectives, expectations and intentions, the financial condition, results of operations and business of Salesforce or Tableau, and the anticipated timing of closing of the proposed transaction. Risks and uncertainties include, among other things, risks related to the ability of Salesforce to consummate the proposed transaction on a timely basis or at all; the satisfaction of the conditions precedent to consummation of the proposed transaction, including having a sufficient number of Tableau’s shares being validly tendered into the exchange offer to meet the minimum condition; Salesforce’s ability to secure regulatory approvals on the terms expected, in a timely manner or at all; Salesforce’s ability to successfully integrate Tableau’s operations; Salesforce’s ability to implement its plans, forecasts and other expectations with respect to Tableau’s business after the completion of the transaction and realize expected synergies; the ability to realize the anticipated benefits of the proposed transaction, including the possibility that the expected benefits from the proposed transaction will not be realized or will not be realized within the expected time period; the impact of Tableau’s business model on Salesforce’s ability to forecast revenue results; disruption from the transaction making it more difficult to maintain business and operational relationships; the negative effects of the announcement or the consummation of the proposed transaction on the market price of Salesforce’s common stock or on Salesforce’s operating results; significant transaction costs; unknown liabilities; the risk of litigation or regulatory actions related to the proposed transaction; the effect of the announcement or pendency of the transaction on Tableau’s business relationships, operating results, and business generally; the effect of general economic and market conditions; the impact of geopolitical events; the impact of foreign currency exchange rate and interest rate fluctuations on Salesforce’s results; Salesforce’s business strategy and Salesforce’s plan to build its business, including Salesforce’s strategy to be the leading provider of enterprise cloud computing applications and platforms; the pace of change and innovation in enterprise cloud computing services; the seasonal nature of Salesforce’s sales cycles; the competitive nature of the market in which Salesforce participates; Salesforce’s international expansion strategy; Salesforce’s service performance and security, including the resources and costs required to avoid unanticipated downtime and prevent, detect and remediate potential security breaches; the expenses associated with new data centers and third-party infrastructure providers; additional data center capacity; real estate and office facilities space; Salesforce’s operating results and cash flows; new services and product features; Salesforce’s strategy of acquiring or making investments in complementary businesses, joint ventures, services, technologies and intellectual property rights; the performance and fair value of Salesforce’s investments in complementary businesses through Salesforce’s strategic investment portfolio; Salesforce’s ability to realize the benefits from strategic partnerships, joint ventures and investments; the impact of future gains or losses from Salesforce’s strategic investment portfolio including gains or losses from overall market conditions that may affect the publicly traded companies within Salesforce’s strategic investment portfolio; Salesforce’s ability to execute its business plans; Salesforce’s ability to successfully integrate acquired businesses and technologies; Salesforce’s ability to continue to grow unearned revenue and remaining performance obligation; Salesforce’s ability to protect its intellectual property rights; Salesforce’s ability to develop its brands; Salesforce’s reliance on third-party hardware, software and platform providers; Salesforce’s dependency on the development and maintenance of the infrastructure of the Internet; the effect of evolving domestic and foreign government regulations, including those related to the provision of services on the Internet, those related to accessing the Internet, and those addressing data privacy, cross-border data transfers and import and export controls; the valuation of Salesforce’s deferred tax assets and the release of related valuation allowances; the potential availability of additional tax assets in the future; the impact of new accounting pronouncements and tax laws; uncertainties affecting Salesforce’s ability to estimate its tax rate; the impact of expensing stock options and other equity awards; the sufficiency of Salesforce’s capital resources; factors related to Salesforce’s 2023 and 2028 senior notes, revolving credit facility, 2021 term loan and loan associated with 50 Fremont; compliance with Salesforce’s debt covenants and lease obligations; current and potential litigation involving Salesforce; and the impact of climate change.

Further information on these and other risk and uncertainties relating to Salesforce can be found in its reports filed on Forms 10-K, 10-Q and 8-K and in other filings Salesforce makes with the SEC from time to time and available at www.sec.gov. These documents are available under the Financials heading of the Investor Relations section of Salesforce’s website at www.salesforce.com/investor. The forward-looking statements included in this communication are made only as of the date hereof. Salesforce and Tableau assume no obligation and does not intend to update these forward-looking statements, except as required by law.

Fact Sheet for Media

Salesforce Key Facts:

•	Salesforce is the global leader in CRM, helping companies connect with their customers in a whole new way.

•	FY20 Q1 Earnings: First Quarter Revenue of $3.74 Billion, up 24% Year-Over-Year, 26% in Constant Currency; press release

•	Salesforce has been named the #1 CRM provider for sixth year in a row by IDC; press release.

•

Salesforce’s Intelligent Customer 360 gives B2B and B2C customers a unified 360-degree view of their customers across every customer touchpoint—Sales, Service, Marketing, Commerce, Communities and more.

•	Forbes has ranked Salesforce as one of the most innovative companies for 8 years in a row

•	Salesforce has been on the FORTUNE “100 Best Companies to Work For®” list for 11 years in a row.

•	Salesforce has more than 150,000 customers including Farmers Insurance, Comcast, Schneider Electric, Toyota and adidas.

•	With Trailhead, Salesforce’s free online learning platform, 1.4 million Trailblazers are transforming their companies, their careers and their lives.

•

Salesforce has provided technology for free or at a discount to more than 40,000 nonprofits and education institutions and donated more than $260 million in grants. Employees of have volunteered 3.8 million hours of their time in their communities.

•	Salesforce is headquartered in San Francisco with more than 40,000 employees and 60 offices around the world, and is publicly listed on the New York Stock Exchange as “CRM” (2004).

Tableau Key Facts:

•

Tableau’s mission is to help people see and understand data. Tableau’s leading analytics platform empowers people of any skill level to work with data. From individuals and non-profits to government agencies and the Fortune 500, tens of thousands of customers around the world use Tableau to get rapid insights and make impactful, data-driven decisions.

•

Customers include: Charles Schwab, JPMC, BNP Paribas, Pfizer, Seattle Care Alliance, Lufthansa, Southwest Airlines, Chipotle, Netflix, Honeywell, Verizon; AS Watson, Shiseido Australian Institute of Health & Welfare.

•	The Tableau platform includes Tableau Prep, Tableau Desktop, Tableau Server, Tableau Online and Tableau Public.

•

Tableau leads the industry with the most passionate user community and a commitment to customer-focused innovation. The community includes more than a million people between Tableau Public, Tableau User Groups and Forums, Tableau Academic, and the Tableau Foundation. Tableau Public has more than 650,000 authors who have published more than 2 million visualizations viewed more than 2 billion times.

•	Tableau Foundation has already contributed over $40 million, with $100m more pledged through 2025, in software, services, and financial support to over 7,000 organizations working in 86 countries.

•	Founded in 2003 and headquartered in Seattle, Tableau has more than 4,200 employees in 19 offices around the world.

Additional Information and Where to Find It

The exchange offer referenced in this communication has not yet commenced. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares, nor is it a substitute for any offer materials that salesforce.com, inc. (“Salesforce”), its acquisition subsidiary or Tableau Software, Inc. (“Tableau”) will file with the U.S. Securities and Exchange Commission (the “SEC”). At the time the exchange offer is commenced, Salesforce and its acquisition subsidiary will file a tender offer statement on Schedule TO, Salesforce will file a registration statement on Form S-4 and Tableau will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the exchange offer. THE EXCHANGE OFFER MATERIALS (INCLUDING AN OFFER TO EXCHANGE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER EXCHANGE OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT WILL CONTAIN IMPORTANT INFORMATION. TABLEAU STOCKHOLDERS ARE URGED TO READ THESE DOCUMENTS CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT HOLDERS OF TABLEAU SECURITIES SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING EXCHANGING THEIR SECURITIES. The Solicitation/Recommendation Statement, the Offer to Exchange, the related Letter of Transmittal and certain other exchange offer documents will be made available to all Tableau stockholders at no expense to them. The exchange offer materials and the Solicitation/Recommendation Statement will be made available for free on the SEC’s website at www.sec.gov. Copies of the documents filed with the SEC by Salesforce will be available free of charge under the Financials heading of the Investor Relations section of Salesforce’s website at www.salesforce.com/investor or by contacting Salesforce’s Investor Relations department at investor@salesforce.com. Copies of the documents filed with the SEC by Tableau will be available free of charge under the SEC filings heading of the Investor section of Tableau’s website at https://investors.tableau.com or by contacting Tableau’s Investor Relations department at ir@tableau.com.

In addition to the Solicitation/Recommendation Statement, the Offer to Exchange, the related Letter of Transmittal and certain other exchange offer documents, Salesforce and Tableau file annual, quarterly and current reports and other information with the SEC. You may read and copy any reports or other information filed by Salesforce and Tableau at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Salesforce’s and Tableau’s filings with the SEC are also available to the public from commercial document-retrieval services and at the website maintained by the SEC at http://www.sec.gov.

Forward-Looking Statements

This communication contains forward-looking information related to Salesforce, Tableau and the acquisition of Tableau by Salesforce that involves substantial risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed or implied by such statements. Forward-looking statements in this communication include, among other things, statements about the potential benefits of the proposed transaction, Salesforce’s plans, objectives, expectations and intentions, the financial condition, results of operations and business of Salesforce or Tableau, and the anticipated timing of closing of the proposed transaction. Risks and uncertainties include, among other things, risks related to the ability of Salesforce to consummate the proposed transaction on a timely basis or at all; the satisfaction of the conditions precedent to consummation of the proposed transaction, including having a sufficient number of Tableau’s shares being validly tendered into the exchange offer to meet the minimum condition; Salesforce’s ability to secure regulatory approvals on the terms expected, in a timely manner or at all; Salesforce’s ability to successfully integrate Tableau’s operations; Salesforce’s ability to implement its plans, forecasts and other expectations with respect to Tableau’s business after the completion of the transaction and realize expected synergies; the ability to realize the anticipated benefits of the proposed transaction, including the possibility that the expected benefits from the proposed transaction will not be realized or will not be realized within the expected time period; the impact of Tableau’s business model on Salesforce’s ability to forecast revenue results; disruption from the transaction making it more difficult to maintain business and operational relationships; the negative effects of the announcement or the consummation of the proposed transaction on the market price of Salesforce’s common stock or on Salesforce’s operating results; significant transaction costs; unknown liabilities; the risk of litigation or regulatory actions related to the proposed transaction; the effect of the announcement or pendency of the transaction on Tableau’s business relationships, operating results, and business generally; the effect of general economic and market conditions; the impact of geopolitical events; the impact of foreign currency exchange rate and interest rate fluctuations on Salesforce’s results; Salesforce’s business strategy and Salesforce’s plan to build its business, including Salesforce’s strategy to be the leading provider of enterprise cloud computing applications and platforms; the pace of change and innovation in enterprise cloud computing services; the seasonal nature of Salesforce’s sales cycles; the competitive nature of the market in which Salesforce participates; Salesforce’s international expansion strategy; Salesforce’s service performance and security, including the resources and costs required to avoid unanticipated downtime and prevent, detect and remediate potential security breaches; the expenses associated with new data centers and third-party infrastructure providers; additional data center capacity; real estate and office facilities space; Salesforce’s operating results and cash flows; new services and product features; Salesforce’s strategy of acquiring or making investments in complementary businesses, joint ventures, services, technologies and intellectual property rights; the performance and fair value of Salesforce’s investments in complementary businesses through Salesforce’s strategic investment portfolio; Salesforce’s ability to realize the benefits from strategic partnerships, joint ventures and investments; the impact of future gains or losses from Salesforce’s strategic investment portfolio including gains or losses from overall market conditions that may affect the publicly traded companies within Salesforce’s strategic investment portfolio; Salesforce’s ability to execute its business plans; Salesforce’s ability to successfully integrate acquired businesses and technologies; Salesforce’s ability to continue to grow unearned revenue and remaining performance obligation; Salesforce’s ability to protect its intellectual property rights; Salesforce’s ability to develop its brands; Salesforce’s reliance on third-party hardware, software and platform providers; Salesforce’s dependency on the development and maintenance of the infrastructure of the Internet; the effect of evolving domestic and foreign government regulations, including those related to the provision of services on the Internet, those related to accessing the Internet, and those addressing data privacy, cross-border data transfers and import and export controls; the valuation of Salesforce’s deferred tax assets and the release of related valuation allowances; the potential availability of additional tax assets in the future; the impact of new accounting pronouncements and tax laws; uncertainties affecting Salesforce’s ability to estimate its tax rate; the impact of expensing stock options and other equity awards; the sufficiency of Salesforce’s capital resources; factors related to Salesforce’s 2023 and 2028 senior notes, revolving credit facility, 2021 term loan and loan associated with 50 Fremont; compliance with Salesforce’s debt covenants and lease obligations; current and potential litigation involving Salesforce; and the impact of climate change.

Further information on these and other risk and uncertainties relating to Salesforce can be found in its reports filed on Forms 10-K, 10-Q and 8-K and in other filings Salesforce makes with the SEC from time to time and available at www.sec.gov. These documents are available under the Financials heading of the Investor Relations section of Salesforce’s website at www.salesforce.com/investor. The forward-looking statements included in this communication are made only as of the date hereof. Salesforce and Tableau assume no obligation and does not intend to update these forward-looking statements, except as required by law.

Salesforce Login Promo Copy

Salesforce signed a definitive agreement to acquire Tableau, the world’s leading analytics platform

See how Salesforce and Tableau, together, will give customers the ability to unlock their data and surface deeper insights than ever before

CTA: Read the release https://www.salesforce.com/company/news-press/press-releases/2019/06/191006-f

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Breaking news

Learn about our definitive agreement to acquire Tableau, the leading analytics platform

CTA: https://www.salesforce.com/company/news-press/press-releases/2019/06/191006-f

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Salesforce Signs Definitive Agreement to Acquire Tableau

Important: http://investor.salesforce.com/about-us/Exchange-Offer-Legend

Email for Partners (That can’t be reached on the phone)

I wanted to share the exciting news that Salesforce has signed a definitive agreement to acquire Tableau, in an acquisition that combines the world’s #1 CRM with the #1 analytics platform to supercharge customers’ digital transformations.

With Tableau, Salesforce will play an even greater role in driving digital transformation, enabling companies around the world to tap into data across their entire business and surface deeper insights to make smarter decisions, drive intelligent, connected customer experiences and accelerate innovation.

With Tableau and Einstein together, Salesforce will deliver the most intelligent and intuitive analytics and visualization platform for every department and every user at any company. Tableau will make both Customer 360 and Salesforce’s analytics capabilities stronger than ever, and enable the company to reach a much broader set of customers and users. As part of Salesforce, Tableau will be positioned to scale and further its mission to help people see and understand data.

We expect Tableau to be a source of value for many of our partners as they go to market with combined solutions to bring the power of analytics to empower people of any skill level to make decisions based on data-driven business intelligence and insights.

It’s early days, but I am happy to share additional information once the transaction closes.

To learn more now, check out our press release and partner community announcement.

Thanks,

Additional Information and Where to Find It

The exchange offer referenced in this communication has not yet commenced. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares, nor is it a substitute for any offer materials that salesforce.com, inc. (“Salesforce”), its acquisition subsidiary or Tableau Software, Inc. (“Tableau”) will file with the U.S. Securities and Exchange Commission (the “SEC”). At the time the exchange offer is commenced, Salesforce and its acquisition subsidiary will file a tender offer statement on Schedule TO, Salesforce will file a registration statement on Form S-4 and Tableau will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the exchange offer. THE EXCHANGE OFFER MATERIALS (INCLUDING AN OFFER TO EXCHANGE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER EXCHANGE OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT WILL CONTAIN IMPORTANT INFORMATION. TABLEAU STOCKHOLDERS ARE URGED TO READ THESE DOCUMENTS CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT HOLDERS OF TABLEAU SECURITIES SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING EXCHANGING THEIR SECURITIES. The Solicitation/Recommendation Statement, the Offer to Exchange, the related Letter of Transmittal and certain other exchange offer documents will be made available to all Tableau stockholders at no expense to them. The exchange offer materials and the Solicitation/Recommendation Statement will be made available for free on the SEC’s website at www.sec.gov. Copies of the documents filed with the SEC by Salesforce will be available free of charge under the Financials heading of the Investor Relations section of Salesforce’s website at www.salesforce.com/investor or by contacting Salesforce’s Investor Relations department at investor@salesforce.com. Copies of the documents filed with the SEC by Tableau will be available free of charge under the SEC filings heading of the Investor section of Tableau’s website at https://investors.tableau.com or by contacting Tableau’s Investor Relations department at ir@tableau.com.

In addition to the Solicitation/Recommendation Statement, the Offer to Exchange, the related Letter of Transmittal and certain other exchange offer documents, Salesforce and Tableau file annual, quarterly and current reports and other information with the SEC. You may read and copy any reports or other information filed by Salesforce and Tableau at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Salesforce’s and Tableau’s filings with the SEC are also available to the public from commercial document-retrieval services and at the website maintained by the SEC at http://www.sec.gov.

Forward-Looking Statements

This communication contains forward-looking information related to Salesforce, Tableau and the acquisition of Tableau by Salesforce that involves substantial risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed or implied by such statements. Forward-looking statements in this communication include, among other things, statements about the potential benefits of the proposed transaction, Salesforce’s plans, objectives, expectations and intentions, the financial condition, results of operations and business of Salesforce or Tableau, and the anticipated timing of closing of the proposed transaction. Risks and uncertainties include, among other things, risks related to the ability of Salesforce to consummate the proposed transaction on a timely basis or at all; the satisfaction of the conditions precedent to consummation of the proposed transaction, including having a sufficient number of Tableau’s shares being validly tendered into the exchange offer to meet the minimum condition; Salesforce’s ability to secure regulatory approvals on the terms expected, in a timely manner or at all; Salesforce’s ability to successfully integrate Tableau’s operations; Salesforce’s ability to implement its plans, forecasts and other expectations with respect to Tableau’s business after the completion of the transaction and realize expected synergies; the ability to realize the anticipated benefits of the proposed transaction, including the possibility that the expected benefits from the proposed transaction will not be realized or will not be realized within the expected time period; the impact of Tableau’s business model on Salesforce’s ability to forecast revenue results; disruption from the transaction making it more difficult to maintain business and operational relationships; the negative effects of the announcement or the consummation of the proposed transaction on the market price of Salesforce’s common stock or on Salesforce’s operating results; significant transaction costs; unknown liabilities; the risk of litigation or regulatory actions related to the proposed transaction; the effect of the announcement or pendency of the transaction on Tableau’s business relationships, operating results, and business generally; the effect of general economic and market conditions; the impact of geopolitical events; the impact of foreign currency exchange rate and interest rate fluctuations on Salesforce’s results; Salesforce’s business strategy and Salesforce’s plan to build its business, including Salesforce’s strategy to be the leading provider of enterprise cloud computing applications and platforms; the pace of change and innovation in enterprise cloud computing services; the seasonal nature of Salesforce’s sales cycles; the competitive nature of the market in which Salesforce participates; Salesforce’s international expansion strategy; Salesforce’s service performance and security, including the resources and costs required to avoid unanticipated downtime and prevent, detect and remediate potential security breaches; the expenses associated with new data centers and third-party infrastructure providers; additional data center capacity; real estate and office facilities space; Salesforce’s operating results and cash flows; new services and product features; Salesforce’s strategy of acquiring or making investments in complementary businesses, joint ventures, services, technologies and intellectual property rights; the performance and fair value of Salesforce’s investments in complementary businesses through Salesforce’s strategic investment portfolio; Salesforce’s ability to realize the benefits from strategic partnerships, joint ventures and investments; the impact of future gains or losses from Salesforce’s strategic investment portfolio including gains or losses from overall market conditions that may affect the publicly traded companies within Salesforce’s strategic investment portfolio; Salesforce’s ability to execute its business plans; Salesforce’s ability to successfully integrate acquired businesses and technologies; Salesforce’s ability to continue to grow unearned revenue and remaining performance obligation; Salesforce’s ability to protect its intellectual property rights; Salesforce’s ability to develop its brands; Salesforce’s reliance on third-party hardware, software and platform providers; Salesforce’s dependency on the development and maintenance of the infrastructure of the Internet; the effect of evolving domestic and foreign government regulations, including those related to the provision of services on the Internet, those related to accessing the Internet, and those addressing data privacy, cross-border data transfers and import and export controls; the valuation of Salesforce’s deferred tax assets and the release of related valuation allowances; the potential availability of additional tax assets in the future; the impact of new accounting pronouncements and tax laws; uncertainties affecting Salesforce’s ability to estimate its tax rate; the impact of expensing stock options and other equity awards; the sufficiency of Salesforce’s capital resources; factors related to Salesforce’s 2023 and 2028 senior notes, revolving credit facility, 2021 term loan and loan associated with 50 Fremont; compliance with Salesforce’s debt covenants and lease obligations; current and potential litigation involving Salesforce; and the impact of climate change.

Further information on these and other risk and uncertainties relating to Salesforce can be found in its reports filed on Forms 10-K, 10-Q and 8-K and in other filings Salesforce makes with the SEC from time to time and available at www.sec.gov. These documents are available under the Financials heading of the Investor Relations section of Salesforce’s website at www.salesforce.com/investor. The forward-looking statements included in this communication are made only as of the date hereof. Salesforce and Tableau assume no obligation and does not intend to update these forward-looking statements, except as required by law.

Partner Community Post

Salesforce has signed a definitive agreement to acquire Tableau, in an acquisition that combines the world’s #1 CRM with the #1 analytics platform to supercharge customers’ digital transformations.

With Tableau, Salesforce will play an even greater role in driving digital transformation, enabling companies around the world to tap into data across their entire business and surface deeper insights to make smarter decisions, drive intelligent, connected customer experiences and accelerate innovation.

With Tableau and Einstein together, Salesforce will deliver the most intelligent and intuitive analytics and visualization platform for every department and every user at any company. Tableau will make both Customer 360 and Salesforce’s analytics capabilities stronger than ever, and enable the company to reach a much broader set of customers and users. As part of Salesforce, Tableau will be positioned to scale and further its mission to help people see and understand data.

We expect Tableau to be a source of value for many of our partners as they go to market with combined solutions to bring the power of analytics to empower people of any skill level to make decisions based on data-driven business intelligence and insights.

For more information, check out our press release and the FAQ below:

What does this mean for Salesforce SI partners?

With Tableau, Salesforce SI partners can play an even greater role in driving digital transformation, enabling companies around the world to tap into data across their entire business and surface deeper insights to make smarter decisions, drive intelligent, connected customer experiences and accelerate innovation.

With Tableau and Einstein together, Salesforce will deliver the most intelligent and intuitive analytics and visualization platform for every department and every user at any company. Tableau will make both Customer 360 and Salesforce’s analytics capabilities stronger than ever, and enable the company to reach a much broader set of customers and users.

This exciting opportunity will allow our SI partners to create new practices, services and revenue streams.

How does this impact an SI partner’s Einstein Analytics or Datorama practice?

Nothing is changing at this time. Partners should continue to work on Einstein Analytics or Datorama projects and pursuits.

What does this mean for Salesforce ISV partners?

With Tableau and Einstein together, Salesforce will deliver the most intelligent and intuitive analytics and visualization platform for every department and every user at any company. Tableau will make both Customer 360 and Salesforce’s analytics capabilities stronger than ever, and enable the company to reach a much broader set of customers and users.

Salesforce ISV partners will have the opportunity to extend their applications with integrated and complete analytics, making analytics easy for their customers and empowering people of any skill level to make decisions based on data-driven business intelligence and insights.

What does this mean for other Salesforce business intelligence partners?

Salesforce will continue to support our vibrant ecosystem as we believe strongly that our partners are a key enabler of our customers’ and company’s success.

With Tableau and Einstein together, Salesforce will deliver the most intelligent and intuitive analytics and visualization platform for every department and every user at any company. Tableau will make both Customer 360 and Salesforce’s analytics capabilities stronger than ever, and enable the company to reach a much broader set of customers and users. This combination will allow our Einstein or business intelligence-focused partners to provide even more complete and holistic analytics solutions.

How does this impact Tableau and Salesforce resellers?

Resellers provide reach and scale and are a key part of Tableau’s GTM strategy and growth. Salesforce embraces the reseller community and their contribution to Tableau’s success. Nothing changes. Tableau resellers will continue to resell and transact with Tableau under the same terms. The Salesforce reseller community will also remain as-is.

I am a Tableau Partner and I want to join the Salesforce Partner Program. What should I do?

Please visit: https://partners.salesforce.com/ to learn more and join the Salesforce Partner Program. Salesforce and Tableau are independent standalone companies until the closing. If you become a Salesforce partner, you will only be our partner in a program that is distinct from Tableau’s partner program until the closing.

Does Tableau have a Partner Program?

Yes, Tableau has a partner program for various types of partners. To learn more about the Tableau partner program. Please visit their website.

If I am interested in getting trained on Tableau, where do I go?

We will have more information on training after close, but for now contact Tableau directly, or you can visit their website.

Additional Information and Where to Find It

The exchange offer referenced in this communication has not yet commenced. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares, nor is it a substitute for any offer materials that salesforce.com, inc. (“Salesforce”), its acquisition subsidiary or Tableau Software, Inc. (“Tableau”) will file with the U.S. Securities and Exchange Commission (the “SEC”). At the time the exchange offer is commenced, Salesforce and its acquisition subsidiary will file a tender offer statement on Schedule TO, Salesforce will file a registration statement on Form S-4 and Tableau will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the exchange offer. THE EXCHANGE OFFER MATERIALS (INCLUDING AN OFFER TO EXCHANGE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER EXCHANGE OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT WILL CONTAIN IMPORTANT INFORMATION. TABLEAU STOCKHOLDERS ARE URGED TO READ THESE DOCUMENTS CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT HOLDERS OF TABLEAU SECURITIES SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING EXCHANGING THEIR SECURITIES. The Solicitation/Recommendation Statement, the Offer to Exchange, the related Letter of Transmittal and certain other exchange offer documents will be made available to all Tableau stockholders at no expense to them. The exchange offer materials and the Solicitation/Recommendation Statement will be made available for free on the SEC’s website at www.sec.gov. Copies of the documents filed with the SEC by Salesforce will be available free of charge under the Financials heading of the Investor Relations section of Salesforce’s website at www.salesforce.com/investor or by contacting Salesforce’s Investor Relations department at investor@salesforce.com. Copies of the documents filed with the SEC by Tableau will be available free of charge under the SEC filings heading of the Investor section of Tableau’s website at https://investors.tableau.com or by contacting Tableau’s Investor Relations department at ir@tableau.com.

In addition to the Solicitation/Recommendation Statement, the Offer to Exchange, the related Letter of Transmittal and certain other exchange offer documents, Salesforce and Tableau file annual, quarterly and current reports and other information with the SEC. You may read and copy any reports or other information filed by Salesforce and Tableau at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Salesforce’s and Tableau’s filings with the SEC are also available to the public from commercial document-retrieval services and at the website maintained by the SEC at http://www.sec.gov.

Forward-Looking Statements

This communication contains forward-looking information related to Salesforce, Tableau and the acquisition of Tableau by Salesforce that involves substantial risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed or implied by such statements. Forward-looking statements in this communication include, among other things, statements about the potential benefits of the proposed transaction, Salesforce’s plans, objectives, expectations and intentions, the financial condition, results of operations and business of Salesforce or Tableau, and the anticipated timing of closing of the proposed transaction. Risks and uncertainties include, among other things, risks related to the ability of Salesforce to consummate the proposed transaction on a timely basis or at all; the satisfaction of the conditions precedent to consummation of the proposed transaction, including having a sufficient number of Tableau’s shares being validly tendered into the exchange offer to meet the minimum condition; Salesforce’s ability to secure regulatory approvals on the terms expected, in a timely manner or at all; Salesforce’s ability to successfully integrate Tableau’s operations; Salesforce’s ability to implement its plans, forecasts and other expectations with respect to Tableau’s business after the completion of the transaction and realize expected synergies; the ability to realize the anticipated benefits of the proposed transaction, including the possibility that the expected benefits from the proposed transaction will not be realized or will not be realized within the expected time period; the impact of Tableau’s business model on Salesforce’s ability to forecast revenue results; disruption from the transaction making it more difficult to maintain business and operational relationships; the negative effects of the announcement or the consummation of the proposed transaction on the market price of Salesforce’s common stock or on Salesforce’s operating results; significant transaction costs; unknown liabilities; the risk of litigation or regulatory actions related to the proposed transaction; the effect of the announcement or pendency of the transaction on Tableau’s business relationships, operating results, and business generally; the effect of general economic and market conditions; the impact of geopolitical events; the impact of foreign currency exchange rate and interest rate fluctuations on Salesforce’s results; Salesforce’s business strategy and Salesforce’s plan to build its business, including Salesforce’s strategy to be the leading provider of enterprise cloud computing applications and platforms; the pace of change and innovation in enterprise cloud computing services; the seasonal nature of Salesforce’s sales cycles; the competitive nature of the market in which Salesforce participates; Salesforce’s international expansion strategy; Salesforce’s service performance and security, including the resources and costs required to avoid unanticipated downtime and prevent, detect and remediate potential security breaches; the expenses associated with new data centers and third-party infrastructure providers; additional data center capacity; real estate and office facilities space; Salesforce’s operating results and cash flows; new services and product features; Salesforce’s strategy of acquiring or making investments in complementary businesses, joint ventures, services, technologies and intellectual property rights; the performance and fair value of Salesforce’s investments in complementary businesses through Salesforce’s strategic investment portfolio; Salesforce’s ability to realize the benefits from strategic partnerships, joint ventures and investments; the impact of future gains or losses from Salesforce’s strategic investment portfolio including gains or losses from overall market conditions that may affect the publicly traded companies within Salesforce’s strategic investment portfolio; Salesforce’s ability to execute its business plans; Salesforce’s ability to successfully integrate acquired businesses and technologies; Salesforce’s ability to continue to grow unearned revenue and remaining performance obligation; Salesforce’s ability to protect its intellectual property rights; Salesforce’s ability to develop its brands; Salesforce’s reliance on third-party hardware, software and platform providers; Salesforce’s dependency on the development and maintenance of the infrastructure of the Internet; the effect of evolving domestic and foreign government regulations, including those related to the provision of services on the Internet, those related to accessing the Internet, and those addressing data privacy, cross-border data transfers and import and export controls; the valuation of Salesforce’s deferred tax assets and the release of related valuation allowances; the potential availability of additional tax assets in the future; the impact of new accounting pronouncements and tax laws; uncertainties affecting Salesforce’s ability to estimate its tax rate; the impact of expensing stock options and other equity awards; the sufficiency of Salesforce’s capital resources; factors related to Salesforce’s 2023 and 2028 senior notes, revolving credit facility, 2021 term loan and loan associated with 50 Fremont; compliance with Salesforce’s debt covenants and lease obligations; current and potential litigation involving Salesforce; and the impact of climate change.

Further information on these and other risk and uncertainties relating to Salesforce can be found in its reports filed on Forms 10-K, 10-Q and 8-K and in other filings Salesforce makes with the SEC from time to time and available at www.sec.gov. These documents are available under the Financials heading of the Investor Relations section of Salesforce’s website at www.salesforce.com/investor. The forward-looking statements included in this communication are made only as of the date hereof. Salesforce and Tableau assume no obligation and does not intend to update these forward-looking statements, except as required by law.

Press Email (Sent with Press Release)

Subject: Salesforce Signs Definitive Agreement to Acquire Tableau

Body:

Hi — Moments ago, Salesforce announced it has signed a definitive agreement to acquire Tableau.

Here is the Press Release. Salesforce and Tableau will host a conference call to discuss this transaction TODAY at 5 a.m. PT / 8 a.m. ET. Webcast info is available at: http://www.salesforce.com/investor. A live dial-in is available domestically at 866-901-7332 and internationally at 706-902-1764, passcode 4679837.

Key Points:

•	Salesforce has signed a definitive agreement to acquire Tableau, in an acquisition that combines the world’s #1 CRM with the #1 analytics platform to supercharge customers’ digital transformations.

•

Tableau pioneered self-service analytics with an intuitive analytics platform that empowers people of any skill level to work with data. More than 86,000 organizations around the world, such as Charles Schwab, Verizon, Schneider Electric, Southwest and Netflix, rely on Tableau to help them see and understand data.

•

Combination to Supercharge Digital Transformation: With Tableau, Salesforce will play an even greater role in driving digital transformation, enabling companies around the world to tap into data across their entire business and surface deeper insights to make smarter decisions, drive intelligent, connected customer experiences and accelerate innovation.

•

Tableau to Scale and Further Its Mission as Part of Salesforce: As part of Salesforce, Tableau will be positioned to scale and further its mission to help people see and understand data. Following the acquisition close, Tableau will operate independently under the Tableau brand, driving forward a continued focus on its mission, customers and community. Tableau will remain headquartered in Seattle, Wash. and will continue to be led by CEO Adam Selipsky and the current leadership team.

•

A Shared Commitment to Empowering Communities: Salesforce has a growing community of more than 1.4 million Trailblazers, and the Tableau Community consists of more than 1 million passionate data enthusiasts. Together, the two communities will represent the largest group of digital business experts in the world—millions of people understanding and transforming the world through data.

Salesforce Key Facts:

•	Salesforce is the global leader in CRM that enables companies to connect with their customers in a whole new way

•	Salesforce has been named the #1 CRM provider for sixth year in a row by IDC; press release.

•	Forbes has ranked Salesforce as one of the most innovative companies for 8 years in a row

•	Salesforce has been on a Fortune “Best Companies to Work For®” for 11 years in a row.

•	Founded in 1999, Salesforce is headquartered in San Francisco with 40,000+ employees globally

•	Salesforce has more than 150,000 customers including Farmers Insurance, Comcast, Schneider Electric, Toyota and adidas.

•	With Trailhead, Salesforce’s free online learning platform, 1.4 million Trailblazers are transforming their companies, their careers and their lives.

•	Salesforce has given $260 million in grants, 3.8 million hours and more than 40,000 nonprofits and education institutions use Salesforce for free or at a discount.

Tableau Key Facts:

•	Tableau’s mission is to help people see and understand data.

•	Tableau’s leading analytics platform empowers people of any skill level to work with data.

•	Tableau’s 86,000 customers include: Charles Schwab, Southwest Airlines, Netflix, Verizon

•	Founded in 2003 with headquarters in Seattle, Tableau has 4,200+ employees around the world

•	The Tableau platform includes Tableau Prep, Tableau Desktop, Tableau Server, Tableau Online and Tableau Public.

•	Tableau’s community includes more than 1M people. Tableau Public has more than 650,000 authors who have published more than 2 million visualizations viewed more than 2 billion times.

•	Tableau Foundation has already contributed over $40 million, with $100m more pledged through 2025, in software, services, and financial support to over 7,000 organizations working in 86 countries.

Additional Information and Where to Find It

The exchange offer referenced in this communication has not yet commenced. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares, nor is it a substitute for any offer materials that salesforce.com, inc. (“Salesforce”), its acquisition subsidiary or Tableau Software, Inc. (“Tableau”) will file with the U.S. Securities and Exchange Commission (the “SEC”). At the time the exchange offer is commenced, Salesforce and its acquisition subsidiary will file a tender offer statement on Schedule TO, Salesforce will file a registration statement on Form S-4 and Tableau will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the exchange offer. THE EXCHANGE OFFER MATERIALS (INCLUDING AN OFFER TO EXCHANGE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER EXCHANGE OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT WILL CONTAIN IMPORTANT INFORMATION. TABLEAU STOCKHOLDERS ARE URGED TO READ THESE DOCUMENTS CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT HOLDERS OF TABLEAU SECURITIES SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING EXCHANGING THEIR SECURITIES. The Solicitation/Recommendation Statement, the Offer to Exchange, the related Letter of Transmittal and certain other exchange offer documents will be made available to all Tableau stockholders at no expense to them. The exchange offer materials and the Solicitation/Recommendation Statement will be made available for free on the SEC’s website at www.sec.gov. Copies of the documents filed with the SEC by Salesforce will be available free of charge under the Financials heading of the Investor Relations section of Salesforce’s website at www.salesforce.com/investor or by contacting Salesforce’s Investor Relations department at investor@salesforce.com. Copies of the documents filed with the SEC by Tableau will be available free of charge under the SEC filings heading of the Investor section of Tableau’s website at https://investors.tableau.com or by contacting Tableau’s Investor Relations department at ir@tableau.com.

In addition to the Solicitation/Recommendation Statement, the Offer to Exchange, the related Letter of Transmittal and certain other exchange offer documents, Salesforce and Tableau file annual, quarterly and current reports and other information with the SEC. You may read and copy any reports or other information filed by Salesforce and Tableau at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Salesforce’s and Tableau’s filings with the SEC are also available to the public from commercial document-retrieval services and at the website maintained by the SEC at http://www.sec.gov.

Forward-Looking Statements

This communication contains forward-looking information related to Salesforce, Tableau and the acquisition of Tableau by Salesforce that involves substantial risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed or implied by such statements. Forward-looking statements in this communication include, among other things, statements about the potential benefits of the proposed transaction, Salesforce’s plans, objectives, expectations and intentions, the financial condition, results of operations and business of Salesforce or Tableau, and the anticipated timing of closing of the proposed transaction. Risks and uncertainties include, among other things, risks related to the ability of Salesforce to consummate the proposed transaction on a timely basis or at all; the satisfaction of the conditions precedent to consummation of the proposed transaction, including having a sufficient number of Tableau’s shares being validly tendered into the exchange offer to meet the minimum condition; Salesforce’s ability to secure regulatory approvals on the terms expected, in a timely manner or at all; Salesforce’s ability to successfully integrate Tableau’s operations; Salesforce’s ability to implement its plans, forecasts and other expectations with respect to Tableau’s business after the completion of the transaction and realize expected synergies; the ability to realize the anticipated benefits of the proposed transaction, including the possibility that the expected benefits from the proposed transaction will not be realized or will not be realized within the expected time period; the impact of Tableau’s business model on Salesforce’s ability to forecast revenue results; disruption from the transaction making it more difficult to maintain business and operational relationships; the negative effects of the announcement or the consummation of the proposed transaction on the market price of Salesforce’s common stock or on Salesforce’s operating results; significant transaction costs; unknown liabilities; the risk of litigation or regulatory actions related to the proposed transaction; the effect of the announcement or pendency of the transaction on Tableau’s business relationships, operating results, and business generally; the effect of general economic and market conditions; the impact of geopolitical events; the impact of foreign currency exchange rate and interest rate fluctuations on Salesforce’s results; Salesforce’s business strategy and Salesforce’s plan to build its business, including Salesforce’s strategy to be the leading provider of enterprise cloud computing applications and platforms; the pace of change and innovation in enterprise cloud computing services; the seasonal nature of Salesforce’s sales cycles; the competitive nature of the market in which Salesforce participates; Salesforce’s international expansion strategy; Salesforce’s service performance and security, including the resources and costs required to avoid unanticipated downtime and prevent, detect and remediate potential security breaches; the expenses associated with new data centers and third-party infrastructure providers; additional data center capacity; real estate and office facilities space; Salesforce’s operating results and cash flows; new services and product features; Salesforce’s strategy of acquiring or making investments in complementary businesses, joint ventures, services, technologies and intellectual property rights; the performance and fair value of Salesforce’s investments in complementary businesses through Salesforce’s strategic investment portfolio; Salesforce’s ability to realize the benefits from strategic partnerships, joint ventures and investments; the impact of future gains or losses from Salesforce’s strategic investment portfolio including gains or losses from overall market conditions that may affect the publicly traded companies within Salesforce’s strategic investment portfolio; Salesforce’s ability to execute its business plans; Salesforce’s ability to successfully integrate acquired businesses and technologies; Salesforce’s ability to continue to grow unearned revenue and remaining performance obligation; Salesforce’s ability to protect its intellectual property rights; Salesforce’s ability to develop its brands; Salesforce’s reliance on third-party hardware, software and platform providers; Salesforce’s dependency on the development and maintenance of the infrastructure of the Internet; the effect of evolving domestic and foreign government regulations, including those related to the provision of services on the Internet, those related to accessing the Internet, and those addressing data privacy, cross-border data transfers and import and export controls; the valuation of Salesforce’s deferred tax assets and the release of related valuation allowances; the potential availability of additional tax assets in the future; the impact of new accounting pronouncements and tax laws; uncertainties affecting Salesforce’s ability to estimate its tax rate; the impact of expensing stock options and other equity awards; the sufficiency of Salesforce’s capital resources; factors related to Salesforce’s 2023 and 2028 senior notes, revolving credit facility, 2021 term loan and loan associated with 50 Fremont; compliance with Salesforce’s debt covenants and lease obligations; current and potential litigation involving Salesforce; and the impact of climate change.

Further information on these and other risk and uncertainties relating to Salesforce can be found in its reports filed on Forms 10-K, 10-Q and 8-K and in other filings Salesforce makes with the SEC from time to time and available at www.sec.gov. These documents are available under the Financials heading of the Investor Relations section of Salesforce’s website at www.salesforce.com/investor. The forward-looking statements included in this communication are made only as of the date hereof. Salesforce and Tableau assume no obligation and does not intend to update these forward-looking statements, except as required by law.

Industry Analyst Email (Sent to Analysts with press release)

Email Sent to AR Master distribution list via Marketing Cloud

Subject: Salesforce Signs Definitive Agreement to Acquire Tableau

Body:

Hi [ANALYST NAME]:

Salesforce has entered into an agreement to acquire Tableau. The release can be found here <embed link>.

With Tableau and Einstein together, Salesforce will deliver the most intelligent and intuitive analytics and visualization platform for every department and every user at any company. Tableau will make both Customer 360 and Salesforce’s analytics capabilities stronger than ever, and enable the company to reach a much broader set of customers and users.

Following the acquisition close, Tableau will operate independently under the Tableau brand, driving forward a continued focus on its mission, customers and community. Tableau will remain headquartered in Seattle, Wash. and will continue to be led by CEO Adam Selipsky and the current leadership team.

The acquisition of Tableau is expected to be completed during Salesforce’s fiscal third quarter ending October 31, 2019, subject to customary closing conditions, including the tender by Tableau stockholders of shares representing a majority of the Tableau common stock voting power, assuming all shares tendered or converted will be counted on a one-vote-per-share basis, and the receipt of regulatory approvals.

Salesforce and Tableau will host a conference call to discuss this transaction TODAY at 5 a.m. PT / 8 a.m. ET, webcast info is available at: http://www.salesforce.com/investor. A live dial-in is available domestically at 866-901-SFDC or 866-901-7332 and internationally at 706-902-1764, passcode 4679837.

Kind Regards,

Salesforce Market Strategy Team

Additional Information and Where to Find It

The exchange offer referenced in this communication has not yet commenced. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares, nor is it a substitute for any offer materials that salesforce.com, inc. (“Salesforce”), its acquisition subsidiary or Tableau Software, Inc. (“Tableau”) will file with the U.S. Securities and Exchange Commission (the “SEC”). At the time the exchange offer is commenced, Salesforce and its acquisition subsidiary will file a tender offer statement on Schedule TO, Salesforce will file a registration statement on Form S-4 and Tableau will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the exchange offer. THE EXCHANGE OFFER MATERIALS (INCLUDING AN OFFER TO EXCHANGE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER EXCHANGE OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT WILL CONTAIN IMPORTANT INFORMATION. TABLEAU STOCKHOLDERS ARE URGED TO READ THESE DOCUMENTS CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT HOLDERS OF TABLEAU SECURITIES SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING EXCHANGING THEIR SECURITIES. The Solicitation/Recommendation Statement, the Offer to Exchange, the related Letter of Transmittal and certain other exchange offer documents will be made available to all Tableau stockholders at no expense to them. The exchange offer materials and the Solicitation/Recommendation Statement will be made available for free on the SEC’s website at www.sec.gov. Copies of the documents filed with the SEC by Salesforce will be available free of charge under the Financials heading of the Investor Relations section of Salesforce’s website at www.salesforce.com/investor or by contacting Salesforce’s Investor Relations department at investor@salesforce.com. Copies of the documents filed with the SEC by Tableau will be available free of charge under the SEC filings heading of the Investor section of Tableau’s website at https://investors.tableau.com or by contacting Tableau’s Investor Relations department at ir@tableau.com.

In addition to the Solicitation/Recommendation Statement, the Offer to Exchange, the related Letter of Transmittal and certain other exchange offer documents, Salesforce and Tableau file annual, quarterly and current reports and other information with the SEC. You may read and copy any reports or other information filed by Salesforce and Tableau at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Salesforce’s and Tableau’s filings with the SEC are also available to the public from commercial document-retrieval services and at the website maintained by the SEC at http://www.sec.gov.

Forward-Looking Statements

This communication contains forward-looking information related to Salesforce, Tableau and the acquisition of Tableau by Salesforce that involves substantial risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed or implied by such statements. Forward-looking statements in this communication include, among other things, statements about the potential benefits of the proposed transaction, Salesforce’s plans, objectives, expectations and intentions, the financial condition, results of operations and business of Salesforce or Tableau, and the anticipated timing of closing of the proposed transaction. Risks and uncertainties include, among other things, risks related to the ability of Salesforce to consummate the proposed transaction on a timely basis or at all; the satisfaction of the conditions precedent to consummation of the proposed transaction, including having a sufficient number of Tableau’s shares being validly tendered into the exchange offer to meet the minimum condition; Salesforce’s ability to secure regulatory approvals on the terms expected, in a timely manner or at all; Salesforce’s ability to successfully integrate Tableau’s operations; Salesforce’s ability to implement its plans, forecasts and other expectations with respect to Tableau’s business after the completion of the transaction and realize expected synergies; the ability to realize the anticipated benefits of the proposed transaction, including the possibility that the expected benefits from the proposed transaction will not be realized or will not be realized within the expected time period; the impact of Tableau’s business model on Salesforce’s ability to forecast revenue results; disruption from the transaction making it more difficult to maintain business and operational relationships; the negative effects of the announcement or the consummation of the proposed transaction on the market price of Salesforce’s common stock or on Salesforce’s operating results; significant transaction costs; unknown liabilities; the risk of litigation or regulatory actions related to the proposed transaction; the effect of the announcement or pendency of the transaction on Tableau’s business relationships, operating results, and business generally; the effect of general economic and market conditions; the impact of geopolitical events; the impact of foreign currency exchange rate and interest rate fluctuations on Salesforce’s results; Salesforce’s business strategy and Salesforce’s plan to build its business, including Salesforce’s strategy to be the leading provider of enterprise cloud computing applications and platforms; the pace of change and innovation in enterprise cloud computing services; the seasonal nature of Salesforce’s sales cycles; the competitive nature of the market in which Salesforce participates; Salesforce’s international expansion strategy; Salesforce’s service performance and security, including the resources and costs required to avoid unanticipated downtime and prevent, detect and remediate potential security breaches; the expenses associated with new data centers and third-party infrastructure providers; additional data center capacity; real estate and office facilities space; Salesforce’s operating results and cash flows; new services and product features; Salesforce’s strategy of acquiring or making investments in complementary businesses, joint ventures, services, technologies and intellectual property rights; the performance and fair value of Salesforce’s investments in complementary businesses through Salesforce’s strategic investment portfolio; Salesforce’s ability to realize the benefits from strategic partnerships, joint ventures and investments; the impact of future gains or losses from Salesforce’s strategic investment portfolio including gains or losses from overall market conditions that may affect the publicly traded companies within Salesforce’s strategic investment portfolio; Salesforce’s ability to execute its business plans; Salesforce’s ability to successfully integrate acquired businesses and technologies; Salesforce’s ability to continue to grow unearned revenue and remaining performance obligation; Salesforce’s ability to protect its intellectual property rights; Salesforce’s ability to develop its brands; Salesforce’s reliance on third-party hardware, software and platform providers; Salesforce’s dependency on the development and maintenance of the infrastructure of the Internet; the effect of evolving domestic and foreign government regulations, including those related to the provision of services on the Internet, those related to accessing the Internet, and those addressing data privacy, cross-border data transfers and import and export controls; the valuation of Salesforce’s deferred tax assets and the release of related valuation allowances; the potential availability of additional tax assets in the future; the impact of new accounting pronouncements and tax laws; uncertainties affecting Salesforce’s ability to estimate its tax rate; the impact of expensing stock options and other equity awards; the sufficiency of Salesforce’s capital resources; factors related to Salesforce’s 2023 and 2028 senior notes, revolving credit facility, 2021 term loan and loan associated with 50 Fremont; compliance with Salesforce’s debt covenants and lease obligations; current and potential litigation involving Salesforce; and the impact of climate change.

Further information on these and other risk and uncertainties relating to Salesforce can be found in its reports filed on Forms 10-K, 10-Q and 8-K and in other filings Salesforce makes with the SEC from time to time and available at www.sec.gov. These documents are available under the Financials heading of the Investor Relations section of Salesforce’s website at www.salesforce.com/investor. The forward-looking statements included in this communication are made only as of the date hereof. Salesforce and Tableau assume no obligation and does not intend to update these forward-looking statements, except as required by law.

Follow up email sent to select analysts

Hi [Analyst Name],

I hope you had a chance to read the email we just shared with you, that Salesforce signed a definitive agreement to acquire Tableau.

As a follow up, I am reaching out to offer a call at your earliest availability to discuss the announcement. While we cannot share details beyond what’s been disclosed in the release at this time, we welcome the opportunity to discuss the rationale and mutual benefits to Salesforce, Tableau and our customers. We’d also like to understand the questions you have, and questions you expect to receive from your clients, so that we can be prepared to address them once the transaction closes.

Please let me know your availability June 10-12, and I’ll organize a call.

Best,

Anne/Arti

Additional Information and Where to Find It

The exchange offer referenced in this communication has not yet commenced. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares, nor is it a substitute for any offer materials that salesforce.com, inc. (“Salesforce”), its acquisition subsidiary or Tableau Software, Inc. (“Tableau”) will file with the U.S. Securities and Exchange Commission (the “SEC”). At the time the exchange offer is commenced, Salesforce and its acquisition subsidiary will file a tender offer statement on Schedule TO, Salesforce will file a registration statement on Form S-4 and Tableau will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the exchange offer. THE EXCHANGE OFFER MATERIALS (INCLUDING AN OFFER TO EXCHANGE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER EXCHANGE OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT WILL CONTAIN IMPORTANT INFORMATION. TABLEAU STOCKHOLDERS ARE URGED TO READ THESE DOCUMENTS CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT HOLDERS OF TABLEAU SECURITIES SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING EXCHANGING THEIR SECURITIES. The Solicitation/Recommendation Statement, the Offer to Exchange, the related Letter of Transmittal and certain other exchange offer documents will be made available to all Tableau stockholders at no expense to them. The exchange offer materials and the Solicitation/Recommendation Statement will be made available for free on the SEC’s website at www.sec.gov. Copies of the documents filed with the SEC by Salesforce will be available free of charge under the Financials heading of the Investor Relations section of Salesforce’s website at www.salesforce.com/investor or by contacting Salesforce’s Investor Relations department at investor@salesforce.com. Copies of the documents filed with the SEC by Tableau will be available free of charge under the SEC filings heading of the Investor section of Tableau’s website at https://investors.tableau.com or by contacting Tableau’s Investor Relations department at ir@tableau.com.

In addition to the Solicitation/Recommendation Statement, the Offer to Exchange, the related Letter of Transmittal and certain other exchange offer documents, Salesforce and Tableau file annual, quarterly and current reports and other information with the SEC. You may read and copy any reports or other information filed by Salesforce and Tableau at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Salesforce’s and Tableau’s filings with the SEC are also available to the public from commercial document-retrieval services and at the website maintained by the SEC at http://www.sec.gov.

Forward-Looking Statements

This communication contains forward-looking information related to Salesforce, Tableau and the acquisition of Tableau by Salesforce that involves substantial risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed or implied by such statements. Forward-looking statements in this communication include, among other things, statements about the potential benefits of the proposed transaction, Salesforce’s plans, objectives, expectations and intentions, the financial condition, results of operations and business of Salesforce or Tableau, and the anticipated timing of closing of the proposed transaction. Risks and uncertainties include, among other things, risks related to the ability of Salesforce to consummate the proposed transaction on a timely basis or at all; the satisfaction of the conditions precedent to consummation of the proposed transaction, including having a sufficient number of Tableau’s shares being validly tendered into the exchange offer to meet the minimum condition; Salesforce’s ability to secure regulatory approvals on the terms expected, in a timely manner or at all; Salesforce’s ability to successfully integrate Tableau’s operations; Salesforce’s ability to implement its plans, forecasts and other expectations with respect to Tableau’s business after the completion of the transaction and realize expected synergies; the ability to realize the anticipated benefits of the proposed transaction, including the possibility that the expected benefits from the proposed transaction will not be realized or will not be realized within the expected time period; the impact of Tableau’s business model on Salesforce’s ability to forecast revenue results; disruption from the transaction making it more difficult to maintain business and operational relationships; the negative effects of the announcement or the consummation of the proposed transaction on the market price of Salesforce’s common stock or on Salesforce’s operating results; significant transaction costs; unknown liabilities; the risk of litigation or regulatory actions related to the proposed transaction; the effect of the announcement or pendency of the transaction on Tableau’s business relationships, operating results, and business generally; the effect of general economic and market conditions; the impact of geopolitical events; the impact of foreign currency exchange rate and interest rate fluctuations on Salesforce’s results; Salesforce’s business strategy and Salesforce’s plan to build its business, including Salesforce’s strategy to be the leading provider of enterprise cloud computing applications and platforms; the pace of change and innovation in enterprise cloud computing services; the seasonal nature of Salesforce’s sales cycles; the competitive nature of the market in which Salesforce participates; Salesforce’s international expansion strategy; Salesforce’s service performance and security, including the resources and costs required to avoid unanticipated downtime and prevent, detect and remediate potential security breaches; the expenses associated with new data centers and third-party infrastructure providers; additional data center capacity; real estate and office facilities space; Salesforce’s operating results and cash flows; new services and product features; Salesforce’s strategy of acquiring or making investments in complementary businesses, joint ventures, services, technologies and intellectual property rights; the performance and fair value of Salesforce’s investments in complementary businesses through Salesforce’s strategic investment portfolio; Salesforce’s ability to realize the benefits from strategic partnerships, joint ventures and investments; the impact of future gains or losses from Salesforce’s strategic investment portfolio including gains or losses from overall market conditions that may affect the publicly traded companies within Salesforce’s strategic investment portfolio; Salesforce’s ability to execute its business plans; Salesforce’s ability to successfully integrate acquired businesses and technologies; Salesforce’s ability to continue to grow unearned revenue and remaining performance obligation; Salesforce’s ability to protect its intellectual property rights; Salesforce’s ability to develop its brands; Salesforce’s reliance on third-party hardware, software and platform providers; Salesforce’s dependency on the development and maintenance of the infrastructure of the Internet; the effect of evolving domestic and foreign government regulations, including those related to the provision of services on the Internet, those related to accessing the Internet, and those addressing data privacy, cross-border data transfers and import and export controls; the valuation of Salesforce’s deferred tax assets and the release of related valuation allowances; the potential availability of additional tax assets in the future; the impact of new accounting pronouncements and tax laws; uncertainties affecting Salesforce’s ability to estimate its tax rate; the impact of expensing stock options and other equity awards; the sufficiency of Salesforce’s capital resources; factors related to Salesforce’s 2023 and 2028 senior notes, revolving credit facility, 2021 term loan and loan associated with 50 Fremont; compliance with Salesforce’s debt covenants and lease obligations; current and potential litigation involving Salesforce; and the impact of climate change.

Further information on these and other risk and uncertainties relating to Salesforce can be found in its reports filed on Forms 10-K, 10-Q and 8-K and in other filings Salesforce makes with the SEC from time to time and available at www.sec.gov. These documents are available under the Financials heading of the Investor Relations section of Salesforce’s website at www.salesforce.com/investor. The forward-looking statements included in this communication are made only as of the date hereof. Salesforce and Tableau assume no obligation and does not intend to update these forward-looking statements, except as required by law.

Social Posts

Twitter: Salesforce signs definitive agreement to acquire @Tableau! [LINK TO RELEASE].

Important: http://investor.salesforce.com/about-us/Exchange-Offer-Legend

Facebook: Salesforce signs definitive agreement to acquire Tableau! [LINK TO RELEASE]

Important: http://investor.salesforce.com/about-us/Exchange-Offer-Legend

LinkedIn: Salesforce signs definitive agreement to acquire Tableau! [LINK TO RELEASE]

Important: http://investor.salesforce.com/about-us/Exchange-Offer-Legend

Content for Digital Signage

Salesforce signed a definitive agreement to acquire Tableau.

Together with the world’s leading analytics platform, Salesforce will help customers unlock data and surface deeper insights than ever before

Learn more at salesforce.com/news

FAQ: Salesforce Signs Definitive Agreement to Acquire Tableau

Key Messages

General

Employee

Distribution And Customers

Partners

Tech And Product

Key Messages

•	Salesforce has signed a definitive agreement to acquire Tableau, in an acquisition that combines the world’s #1 CRM with the #1 analytics platform to supercharge customers’ digital transformations.

•	Tableau pioneered self-service analytics with an intuitive analytics platform that empowers people of any skill level to work with data.

•	More than 86,000 organizations around the world, such as Charles Schwab, Verizon, Schneider Electric, Southwest and Netflix, rely on Tableau to help them see and understand data.

•	Companies of every size and industry are transforming how they do business in the digital age—customers and data are at the heart of those transformations.

•

With Tableau, Salesforce will play an even greater role in driving digital transformation, enabling companies around the world to tap into data across their entire business and surface deeper insights to make smarter decisions, drive intelligent, connected customer experiences and accelerate innovation.

•

With Customer 360, only Salesforce can provide companies with a complete, intelligent view of their customers across every touchpoint—sales, service, marketing, commerce and more. Salesforce pioneered AI for CRM with Salesforce Einstein, and today delivers AI-powered analytics for sales and marketing.

•

With Tableau and Einstein together, Salesforce will deliver the most intelligent and intuitive analytics and visualization platform for every department and every user at any company. Tableau will make both Customer 360 and Salesforce’s analytics capabilities stronger than ever, and enable the company to reach a much broader set of customers and users.

•	As part of Salesforce, Tableau will be positioned to scale and further its mission to help people see and understand data.

•

Following the acquisition close, Tableau will operate independently under the Tableau brand, driving forward a continued focus on its mission, customers and community. Tableau will remain headquartered in Seattle, Wash. and will continue to be led by CEO Adam Selipsky and the current leadership team.

•

Salesforce and Tableau share a deep commitment to empowering their communities, enabling people of every skill level to transform their businesses, their careers, and their lives through technology. Salesforce has a growing community of more than 1.4 million Trailblazers and the Tableau Community consists of more than 1 million passionate data enthusiasts.

General

What is the news?

Salesforce has signed a definitive agreement to acquire Tableau, in an acquisition that combines the world’s #1 CRM with the #1 analytics platform to supercharge customers’ digital transformations. Tableau pioneered self-service analytics with an intuitive analytics platform that empowers people of any skill level to work with data.

Who are Tableau’s customers?

More than 86,000 organizations around the world, such as Charles Schwab, Verizon, Schneider Electric, Southwest and Netflix, rely on Tableau to help them see and understand data.

Why is Salesforce buying Tableau?

Companies of every size and industry are transforming how they do business in the digital age—customers and data are at the heart of those transformations. With Tableau, Salesforce will play an even greater role in driving digital transformation, enabling companies around the world to tap into data across their entire business and surface deeper insights to make smarter decisions, drive intelligent, connected customer experiences and accelerate innovation. As part of Salesforce, Tableau will be positioned to scale and further its mission to help people see and understand data.

Where is Tableau located? How many employees does the company have?

Founded in 2003, Tableau is headquartered in Seattle and has more than 4,200 employees in 19 offices around the world.

How much is Salesforce paying for Tableau?

Please see our press release.

What is an all-stock deal?

Salesforce will acquire Tableau in exchange for Salesforce shares only. Stockholders of Tableau will receive 1.103 Salesforce shares of common stock per each share of Tableau Class A and Class B common stock.

When will the transaction close?

The acquisition of Tableau is expected to be completed in Salesforce’s fiscal third quarter ending October 31, 2019, subject to customary closing conditions, including the tender by Tableau stockholders of shares representing a majority of the Tableau common stock voting power, assuming all shares tendered or converted will be counted on a one-vote-per-share basis, and the receipt of regulatory approvals.

Will the Tableau team join Salesforce?

Following the acquisition close, Tableau will operate independently under the Tableau brand, driving forward a continued focus on its mission, customers and community. Tableau will remain headquartered in Seattle, Wash. and will continue to be led by CEO Adam Selipsky and the current leadership team.

Employees

FOR INTERNAL USE ONLY / VERBAL DELIVERY ONLY

What should I be doing now?

We just announced we’ve entered into an agreement to acquire Tableau. The transaction has not yet closed, and for now, it’s business as usual. Stay focused on executing against your V2MOM. We’ll have more details to share regarding integration upon the close of the transaction.

Will we merge their teams into ours?

Following the acquisition close, Tableau will operate independently under the Tableau brand, driving forward a continued focus on its mission, customers and community. Tableau will remain headquartered in Seattle, Wash. and will continue to be led by CEO Adam Selipsky and the current leadership team.

Can I post about this on social media?

You may retweet the approved tweet below by the @Salesforce handle. Please do NOT post original content or commentary about this on social media. And, do NOT like, comment on, repost, retweet or share media reports or news about the transaction. This is important. Communication from Salesforce (including its employees) about the transaction is regulated by securities laws. As a result, it must be pre-approved by the Salesforce legal team and may need to be publicly filed. If you have any questions or have concerns, please contact pr@salesforce.com.

Approved Retweet: Salesforce signs definitive agreement to acquire @Tableau! https://sfdc.co/cboQH For more info: http://investor.salesforce.com/about-us/Exchange-Offer-Legend

Can I trade Salesforce stock or Tableau stock between sign and close?

Salesforce employees should exercise extreme caution and consult with Salesforce legal if trading in Tableau or Salesforce securities. Any Salesforce employees to whom the transaction was disclosed prior to its public announcement and had access to material nonpublic information regarding Tableau should not trade in Tableau or Salesforce securities. This group of people includes those with access to financial models, projections, and similar information relating to Tableau. Individuals who participated in limited aspects of the diligence of Tableau or employees who were not in the disclosed group prior to the announcement of the transaction might not be restricted from trading. If you have any questions, please contact Sarah Dods (sdods@salesforce.com).

Can Salesforce employees work out of Tableau’s offices now?

No, employees will continue to work from their current locations until closing. Plans for after closing are in process, and we will provide updates in due course.

Where can I get more information/answers to questions?

If you have questions or want more information, please refer to our press release.

Distribution & customers

What should I tell my customer about this?

Please refer to key messages at the top of the FAQ.

What does this mean for my customer as it relates to Salesforce’s product strategy?

See the Tech & Product section in the FAQ for how this combination fits with Salesforce’s product strategy.

My customer is also a Tableau customer. Should I engage with my customer differently now?

No. For now, nothing is changing. Customers should continue reaching out to their existing sales and support teams at Salesforce and Tableau, separately. Please review the interim Rules of Engagement.

Can customers buy Tableau products from Salesforce now?

No. For now, nothing is changing. Customers should buy Tableau products from the Tableau sales team.

How are Tableau products sold today? Are they sold direct or through the channel?

Tableau sells both directly and through the Channel. About a third of their business is sold/delivered through the channel.

Does Tableau currently sell internationally?

Tableau has a presence in 12 countries outside North America. They utilize resellers and partners in countries where they do not have a location.

I am selling Einstein Analytics or Datorama. What does this mean for these two products?

Nothing is changing at this time. You should continue to work on your deal pursuits and/or with your counterpart as you have in the past.

•

Einstein Analytics: Einstein Analytics’ focus on the CRM installed base will continue. See the Tech & Product section in the FAQ for further details about what this means for the future strategy of these products. Should you have other questions, please post to Cloud: Selling Einstein Analytics.

•

Datorama: Datorama’s focus on data integration for marketers will continue. See the Tech & Product section in the FAQ for further details about what this means for Datorama product strategy. Should you have other questions, please post to Cloud: Selling Datorama.

Is there customer overlap between Tableau and Salesforce?

Yes, there is overlap with some of our customers today. For now, nothing is changing with the relationships. Customers should continue reaching out to their existing sales and support teams at Salesforce and Tableau, separately.

What should I do if my customer asks about how this combination impacts their in-flight or future analytics purchasing decisions?

Both Tableau and Salesforce enable users to extract insights from data without technical skills or coding, with different strengths and complementary focus areas. See the Tech & Product section in the FAQ the key differences and synergies between Tableau, Einstein Analytics and Datorama in your conversations with customers.

I am currently collaborating on a deal with a competitor of Tableau. What should I do?

For now, nothing changes—it’s business as usual. Please continue to work with your counterpart as you have in the past. We ask that you stay focused on the quarter. And once the transaction closes, we will share updated rules of engagement between the sales teams.

I am currently collaborating on a deal with Tableau. What should I do?

For now, nothing changes—it’s business as usual. Please continue to work with your counterpart as you have in the past. We ask that you stay focused on the quarter. And once the transaction closes, we will share updated rules of engagement between the sales teams.

I am currently in deals where Tableau is competing with us. What should I do?

Given this transaction has not yet closed, it is business as usual, nothing changes. You should continue to focus on the needs of your customer and pursue your deal as you have done in the past.

What do I do if my customer indicates to me that his/her company is confused or worried about the acquisition?

Escalate to your manager and post a comment on the Cloud: Selling Tableau Chatter group.

One of my customers wants to talk to Tableau. How do I get them to the right account executive?

Please direct them to https://www.tableau.com/ Once the transaction closes, we will share updated rules of engagement between the sales teams.

As a Customer Facing employee, what are my rules of engagement with Tableau?

The rules of engagement can be found in the Cloud: Selling Tableau Chatter group. We ask that you stay focused on the quarter. And once the transaction closes, we will share updated rules of engagement between the sales teams.

As an SDR, what do I do if I get inbound interest in Tableau?

Please direct them to https://www.tableau.com/. Once the transaction closes, we’ll share updated rules of engagement between the sales teams.

Can I reach out to the Tableau sales team now?

Your focus should be on crushing your month and Q2. Please refer to the rules of engagement before reaching out to the Tableau sales team available in the Cloud: Selling Tableau Chatter group.

If there is a customer of both Salesforce and Tableau, who should they call for support?

For now, nothing is changing. You should continue reaching out to your existing support teams at Salesforce and Tableau, separately.

Can customers buy Tableau products from Salesforce now?

No. For now, nothing is changing. If you’re interested in purchasing Tableau products, please visit Tableau’s website https://www.tableau.com.

I have a sales-related question not addressed in this FAQ. Who do I contact?

Please (a) post all questions to the Cloud: Selling Tableau Chatter group and (b) @mention Cloud: Selling Einstein Analytics or Cloud: Selling Datorama as applicable. The cross reference ensures complete coverage.

Partners

What should I tell Salesforce partners?

Please refer to key messages at the top of the FAQ.

What does this mean for Salesforce SI partners?

With Tableau, Salesforce SI partners can play an even greater role in driving digital transformation, enabling companies around the world to tap into data across their entire business and surface deeper insights to make smarter decisions, drive intelligent, connected customer experiences and accelerate innovation. With Tableau and Einstein together, Salesforce will deliver the most intelligent and intuitive analytics and visualization platform for every department and every user at any company. Tableau will make both Customer 360 and Salesforce’s analytics capabilities stronger than ever, and enable the company to reach a much broader set of customers and users. This exciting opportunity will allow our SI partners to create new practices, services and revenue streams.

How does this impact an SI partner’s Einstein Analytics or Datorama practice?

Nothing is changing at this time. Partners should continue to work on Einstein Analytics or Datorama projects and pursuits.

•

Einstein Analytics: Einstein Analytics’ focus on the CRM installed base will continue. See the Tech & Product section in the FAQ for further details about what this means for the future strategy of these products. Should you have other questions, please post to Cloud: Selling Einstein Analytics.

•

Datorama: Datorama’s focus on data integration for marketers will continue. See the Tech & Product section in the FAQ for further details about what this means for Datorama product strategy. Should you have other questions, please post to Cloud: Selling Datorama.

What does this mean for Salesforce ISV partners?

With Tableau and Einstein together, Salesforce will deliver the most intelligent and intuitive analytics and visualization platform for every department and every user at any company. Tableau will make both Customer 360 and Salesforce’s analytics capabilities stronger than ever, and enable the company to reach a much broader set of customers and users.

Salesforce ISV partners will have the opportunity to extend their applications with integrated and complete analytics, making analytics easy for their customers and empowering people of any skill level to make decisions based on data-driven business intelligence and insights.

What does this mean for other Salesforce business intelligence partners?

Salesforce will continue to support our vibrant ecosystem as we believe strongly that our partners are a key enabler of our customers’ and company’s success. With Tableau and Einstein together, Salesforce will deliver the most intelligent and intuitive analytics and visualization platform for every department and every user at any company. Tableau will make both Customer 360 and Salesforce’s analytics capabilities stronger than ever, and enable the company to reach a much broader set of customers and users. This combination will allow our Einstein or business intelligence-focused partners to provide even more complete and holistic analytics solutions.

How does this impact Tableau and Salesforce resellers?

Resellers provide reach and scale and are a key part of Tableau’s GTM strategy and growth. Salesforce embraces the reseller community and their contribution to Tableau’s success. Nothing changes. Tableau resellers will continue to resell and transact with Tableau under the same terms. The Salesforce reseller community will also remain as-is.

I am a Tableau Partner and I want to join the Salesforce Partner Program. What should I do?

Please visit: https://partners.salesforce.com/ to learn more and join the Salesforce Partner Program. Salesforce and Tableau are independent standalone companies until the closing. If you become a Salesforce partner, you will only be our partner in a program that is distinct from Tableau’s partner program until the closing.

Does Tableau have a Partner Program?

Yes, Tableau has a partner program for various types of partners. To learn more about the Tableau partner program. Please visit their website.

If I am interested in getting trained on Tableau, where do I go?

We will have more information on training after close, but for now contact Tableau directly, or you can visit their website.

Strategic Partners:

How does the acquisition of Tableau impact Salesforce’s partnership with Google — specifically Google Analytics?

Google is a strategic customer, partner, and infrastructure provider for Salesforce and we’ll continue to partner deeply with them. Our partnership with Google is focused on reselling Google analytics, integration the worlds # 1 CRM with G Suite, infrastructure with Google Cloud and helping our customers deliver intelligent, personalized 1:1 journeys. Additionally Tableau and Google Cloud already have a number of key areas of integration. For example, Tableau and Big Query, and Google Analytics and Google Spreadsheets, which make it easier for customers to bring data together and visualize with Tableau.

Google Cloud just acquired Looker - what does this mean for the Salesforce and Google partnership?

We continue to be strategic partners and will look for ways to integrate with Looker and Google Cloud that benefit our joint customers.

Tech & Product

What is the product and innovation opportunity for Salesforce and Tableau?

We see opportunities to build on each other’s capabilities and deeply integrate our products, across all types of data, regardless of where it lives, across all types of use cases in large and small organizations. With Tableau and Einstein together, Salesforce will deliver the most intelligent and intuitive analytics and visualization platform for every department and every user at any company. Tableau will make both Customer 360 and Salesforce’s analytics capabilities stronger than ever, and enable the company to reach a much broader set of customers and users. As part of Salesforce, Tableau will be positioned to scale and further its mission to help people see and understand data.

How will Salesforce support Tableau’s strategy and product roadmap?

Salesforce is committed to Tableau’s roadmap and vision. As part of the world’s #1 CRM company, Tableau will be able to accelerate its growth and deliver even more innovation to more people, faster than ever before. Tableau is going to continue to be laser-focused on delivering the innovations in analytics that customers need. As we bring our companies together, we look forward to sharing more details about Tableau as part of Salesforce.

How does this impact Einstein Analytics?

With Customer 360, only Salesforce can provide companies with a complete, intelligent view of their customers across every touchpoint—sales, service, marketing, commerce and more. Salesforce pioneered AI for CRM with Salesforce Einstein, and today delivers AI-powered analytics for sales and marketing. With Tableau and Einstein together, Salesforce will deliver the most intelligent and intuitive analytics and visualization platform for every department and every user at any company. Tableau will make both Customer 360 and Salesforce’s analytics capabilities stronger than ever, and enable the company to reach a much broader set of customers and users.

•

Einstein Analytics built ground up for the CRM use cases & and focuses on actionable intelligence for the front office business users—in sales, service, marketing, communities and commerce and that will continue.

•

Einstein Analytics empowers every CRM user to uncover AI powered insights across every customer touchpoint and leads the market in AI Augmented analytics. Gartner refers to EA as the Gold Standard for Augmented analytics.

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Tableau is the #1 analytics platform with unparalleled flexibility and choice platform. Tableau allows people to quickly connect, prepare and analyze data to answer questions and share insights across their organization.

•	We will harness synergies across the technology stack to ensure together with Tableau we deliver the leading intelligence, analytics and data visualization platform or CRM and non-CRM users.

•

We see opportunities to build on each other’s capabilities and deeply integrate our products, across all types of data, regardless of where it lives, across all types of use cases in large and small organizations.

How does this impact Datorama?

Datorama joined Salesforce to enhance the power of Salesforce’s Marketing Cloud with expanded data integration, intelligence and analytics, enabling marketers to unlock insights across all of their marketing channels and data sources. We will continue to enable better decision-making, control, Innovation and transparency for marketers, agencies, publishers and marketing technology companies by providing a single source of truth for marketing. Datorama is the #1 data-integration platform for marketers, leveraging AI to bring together all marketing data, and provide Marketing Intelligence.

Additional Information and Where to Find It

The exchange offer referenced in this communication has not yet commenced. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares, nor is it a substitute for any offer materials that salesforce.com, inc. (“Salesforce”), its acquisition subsidiary or Tableau Software, Inc. (“Tableau”) will file with the U.S. Securities and Exchange Commission (the “SEC”). At the time the exchange offer is commenced, Salesforce and its acquisition subsidiary will file a tender offer statement on Schedule TO, Salesforce will file a registration statement on Form S-4 and Tableau will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the exchange offer. THE EXCHANGE OFFER MATERIALS (INCLUDING AN OFFER TO EXCHANGE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER EXCHANGE OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT WILL CONTAIN IMPORTANT INFORMATION. TABLEAU STOCKHOLDERS ARE URGED TO READ THESE DOCUMENTS CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT HOLDERS OF TABLEAU SECURITIES SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING EXCHANGING THEIR SECURITIES. The Solicitation/Recommendation Statement, the Offer to Exchange, the related Letter of Transmittal and certain other exchange offer documents will be made available to all Tableau stockholders at no expense to them. The exchange offer materials and the Solicitation/Recommendation Statement will be made available for free on the SEC’s website at www.sec.gov. Copies of the documents filed with the SEC by Salesforce will be available free of charge under the Financials heading of the Investor Relations section of Salesforce’s website at www.salesforce.com/investor or by contacting Salesforce’s Investor Relations department at investor@salesforce.com. Copies of the documents filed with the SEC by Tableau will be available free of charge under the SEC filings heading of the Investor section of Tableau’s website at https://investors.tableau.com or by contacting Tableau’s Investor Relations department at ir@tableau.com.

In addition to the Solicitation/Recommendation Statement, the Offer to Exchange, the related Letter of Transmittal and certain other exchange offer documents, Salesforce and Tableau file annual, quarterly and current reports and other information with the SEC. You may read and copy any reports or other information filed by Salesforce and Tableau at the SEC public reference room at 100 F Street, N.E.,

Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Salesforce’s and Tableau’s filings with the SEC are also available to the public from commercial document-retrieval services and at the website maintained by the SEC at http://www.sec.gov.

Forward-Looking Statements

This communication contains forward-looking information related to Salesforce, Tableau and the acquisition of Tableau by Salesforce that involves substantial risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed or implied by such statements. Forward-looking statements in this communication include, among other things, statements about the potential benefits of the proposed transaction, Salesforce’s plans, objectives, expectations and intentions, the financial condition, results of operations and business of Salesforce or Tableau, and the anticipated timing of closing of the proposed transaction. Risks and uncertainties include, among other things, risks related to the ability of Salesforce to consummate the proposed transaction on a timely basis or at all; the satisfaction of the conditions precedent to consummation of the proposed transaction, including having a sufficient number of Tableau’s shares being validly tendered into the exchange offer to meet the minimum condition; Salesforce’s ability to secure regulatory approvals on the terms expected, in a timely manner or at all; Salesforce’s ability to successfully integrate Tableau’s operations; Salesforce’s ability to implement its plans, forecasts and other expectations with respect to Tableau’s business after the completion of the transaction and realize expected synergies; the ability to realize the anticipated benefits of the proposed transaction, including the possibility that the expected benefits from the proposed transaction will not be realized or will not be realized within the expected time period; the impact of Tableau’s business model on Salesforce’s ability to forecast revenue results; disruption from the transaction making it more difficult to maintain business and operational relationships; the negative effects of the announcement or the consummation of the proposed transaction on the market price of Salesforce’s common stock or on Salesforce’s operating results; significant transaction costs; unknown liabilities; the risk of litigation or regulatory actions related to the proposed transaction; the effect of the announcement or pendency of the transaction on Tableau’s business relationships, operating results, and business generally; the effect of general economic and market conditions; the impact of geopolitical events; the impact of foreign currency exchange rate and interest rate fluctuations on Salesforce’s results; Salesforce’s business strategy and Salesforce’s plan to build its business, including Salesforce’s strategy to be the leading provider of enterprise cloud computing applications and platforms; the pace of change and innovation in enterprise cloud computing services; the seasonal nature of Salesforce’s sales cycles; the competitive nature of the market in which Salesforce participates; Salesforce’s international expansion strategy; Salesforce’s service performance and security, including the resources and costs required to avoid unanticipated downtime and prevent, detect and remediate potential security breaches; the expenses associated with new data centers and third-party infrastructure providers; additional data center capacity; real estate and office facilities space; Salesforce’s operating results and cash flows; new services and product features; Salesforce’s strategy of acquiring or making investments in complementary businesses, joint ventures, services, technologies and intellectual property rights; the performance and fair value of Salesforce’s investments in complementary businesses through Salesforce’s strategic investment portfolio; Salesforce’s ability to realize the benefits from strategic partnerships, joint ventures and investments; the impact of future gains or losses from Salesforce’s strategic investment portfolio including gains or losses from overall market conditions that may affect the publicly traded companies within Salesforce’s strategic investment portfolio; Salesforce’s ability to execute its business plans; Salesforce’s ability to successfully integrate acquired businesses and technologies; Salesforce’s ability to continue to grow unearned revenue and remaining performance obligation; Salesforce’s ability to protect its intellectual property rights; Salesforce’s ability to develop its brands; Salesforce’s reliance on third-party hardware, software and platform providers; Salesforce’s dependency on the development and maintenance of the infrastructure of the Internet; the effect of evolving domestic and foreign government regulations, including those related to the provision of services on the Internet, those related to accessing the Internet, and those addressing data privacy, cross-border data transfers and import and export controls; the valuation of Salesforce’s deferred tax assets and the release of related valuation allowances; the potential availability of additional tax assets in the future; the impact of new accounting pronouncements and tax laws; uncertainties affecting Salesforce’s ability to estimate its tax rate; the impact of expensing stock options and other equity awards; the sufficiency of Salesforce’s capital resources; factors related to Salesforce’s 2023 and 2028 senior notes, revolving credit facility, 2021 term loan and loan associated with 50 Fremont; compliance with Salesforce’s debt covenants and lease obligations; current and potential litigation involving Salesforce; and the impact of climate change.

Further information on these and other risk and uncertainties relating to Salesforce can be found in its reports filed on Forms 10-K, 10-Q and 8-K and in other filings Salesforce makes with the SEC from time to time and available at www.sec.gov. These documents are available under the Financials heading of the Investor Relations section of Salesforce’s website at www.salesforce.com/investor. The forward-looking statements included in this communication are made only as of the date hereof. Salesforce and Tableau assume no obligation and does not intend to update these forward-looking statements, except as required by law.

The following tweet was posted by Marc Benioff (@Benioff), Chief Executive Officer of salesforce.com, inc., on Twitter on June 10, 2019.

Marc Benioff @Bentoft Together @tableau & @Salesforce Einstein creates the most intelligent, intuitive analytics & visualization platform for every department, every use case, every user at every company! Accelerating the Customer 360 dream! sfdc.co/cboQH Important: sfdc.co/baBiWi Satesforce Customer m B 4:34 AM -10 Jun 2019

The following tweet was posted by Marc Benioff (@Benioff), Chief Executive Officer of salesforce.com, inc., on Twitter on June 10, 2019.

Marc Benioff @Bentoft I’m very excited to announce we’re coming together with our good friends @tableau @aselipsky to help people see and understand data (and customers too!). Today Salesforce signs definitive agreement to acquire @Tabteau! sforce.co/2WvU486 important: sforce.co/2WpmVWN 4:26 AM -10 Jun 2019

The following is text of the website that is being maintained at https://investor.salesforce.com/about/Exchange-Offer-Legend/default.aspx in connection with the acquisition of Tableau Software, Inc. by salesforce.com, inc.

Additional Information and Where to Find It

The exchange offer referenced in this communication has not yet commenced. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares, nor is it a substitute for any offer materials that salesforce.com, inc. (“Salesforce”), its acquisition subsidiary or Tableau Software, Inc. (“Tableau”) will file with the U.S. Securities and Exchange Commission (the “SEC”). At the time the exchange offer is commenced, Salesforce and its acquisition subsidiary will file a tender offer statement on Schedule TO, Salesforce will file a registration statement on Form S-4 and Tableau will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the exchange offer. THE EXCHANGE OFFER MATERIALS (INCLUDING AN OFFER TO EXCHANGE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER EXCHANGE OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT WILL CONTAIN IMPORTANT INFORMATION. TABLEAU STOCKHOLDERS ARE URGED TO READ THESE DOCUMENTS CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT HOLDERS OF TABLEAU SECURITIES SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING EXCHANGING THEIR SECURITIES. The Solicitation/Recommendation Statement, the Offer to Exchange, the related Letter of Transmittal and certain other exchange offer documents will be made available to all Tableau stockholders at no expense to them. The exchange offer materials and the Solicitation/Recommendation Statement will be made available for free on the SEC’s website at www.sec.gov. Copies of the documents filed with the SEC by Salesforce will be available free of charge under the Financials heading of the Investor Relations section of Salesforce’s website at www.salesforce.com/investor or by contacting Salesforce’s Investor Relations department at investor@salesforce.com. Copies of the documents filed with the SEC by Tableau will be available free of charge under the SEC filings heading of the Investor section of Tableau’s website at https://investors.tableau.com or by contacting Tableau’s Investor Relations department at ir@tableau.com.

In addition to the Solicitation/Recommendation Statement, the Offer to Exchange, the related Letter of Transmittal and certain other exchange offer documents, Salesforce and Tableau file annual, quarterly and current reports and other information with the SEC. You may read and copy any reports or other information filed by Salesforce and Tableau at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Salesforce’s and Tableau’s filings with the SEC are also available to the public from commercial document-retrieval services and at the website maintained by the SEC at http://www.sec.gov.

Forward-Looking Statements

This communication contains forward-looking information related to Salesforce, Tableau and the acquisition of Tableau by Salesforce that involves substantial risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed or implied by such statements. Forward-looking statements in this communication include, among other things, statements about the potential benefits of the proposed transaction, Salesforce’s plans, objectives, expectations and intentions, the financial condition, results of operations and business of Salesforce or Tableau, and the anticipated timing of closing of the proposed transaction. Risks and uncertainties include, among other things, risks related to the ability of Salesforce to consummate the proposed transaction on a timely basis or at all; the satisfaction of the conditions precedent to consummation of the proposed transaction, including having a sufficient number of Tableau’s shares being validly tendered into the exchange offer to meet the minimum condition; Salesforce’s ability to secure regulatory approvals on the terms expected, in a timely manner or at all; Salesforce’s ability to successfully integrate Tableau’s operations; Salesforce’s ability to implement its plans, forecasts and other expectations with respect to Tableau’s business after the completion of the transaction and realize expected synergies; the ability to realize the anticipated benefits of the proposed transaction, including the possibility that the expected benefits from the proposed transaction will not be realized or will not be realized within the expected time period; the impact of Tableau’s business model on Salesforce’s ability to forecast revenue results; disruption from the transaction making it more difficult to maintain business and operational relationships; the negative effects of the announcement or the consummation of the proposed transaction on the market price of Salesforce’s common stock or on Salesforce’s operating results; significant transaction costs; unknown liabilities; the risk of litigation or regulatory actions related to the proposed transaction; the effect of the announcement or pendency of the transaction on Tableau’s business relationships, operating results, and business generally; the effect of general economic and market conditions; the impact of geopolitical events; the impact of foreign currency exchange rate and interest rate fluctuations on Salesforce’s results; Salesforce’s business strategy and Salesforce’s plan to build its business, including Salesforce’s strategy to be the leading provider of enterprise cloud computing applications and platforms; the pace of change and innovation in enterprise cloud computing services; the seasonal nature of Salesforce’s sales cycles; the competitive nature of the market in which Salesforce participates; Salesforce’s international expansion strategy; Salesforce’s service performance and security, including the resources and costs required to avoid unanticipated downtime and prevent, detect and remediate potential security breaches; the expenses associated with new data centers and third-party infrastructure providers; additional data center capacity; real estate and office facilities space; Salesforce’s operating results and cash flows; new services and product features; Salesforce’s strategy of acquiring or making investments in complementary businesses, joint ventures, services, technologies and intellectual property rights; the performance and fair value of Salesforce’s investments in complementary businesses through Salesforce’s strategic investment portfolio; Salesforce’s ability to realize the benefits from strategic partnerships, joint ventures and investments; the impact of future gains or losses from Salesforce’s strategic investment portfolio including gains or losses from overall market conditions that may affect the publicly traded companies within Salesforce’s strategic investment portfolio; Salesforce’s ability to execute its business plans; Salesforce’s ability to successfully integrate acquired businesses and technologies; Salesforce’s ability to continue to grow unearned revenue and remaining performance obligation; Salesforce’s ability to protect its intellectual property rights; Salesforce’s ability to develop its brands; Salesforce’s reliance on third-party hardware, software and platform providers; Salesforce’s dependency on the development and maintenance of the infrastructure of the Internet; the effect of evolving domestic and foreign government regulations, including those related to the provision of services on the Internet, those related to accessing the Internet, and those addressing data privacy, cross-border data transfers and import and export controls; the valuation of Salesforce’s deferred tax assets and the release of related valuation allowances; the potential availability of additional tax assets in the future; the impact of new accounting pronouncements and tax laws; uncertainties affecting Salesforce’s ability to estimate its tax rate; the impact of expensing stock options and other equity awards; the sufficiency of Salesforce’s capital resources; factors related to Salesforce’s 2023 and 2028 senior notes, revolving credit facility, 2021 term loan and loan associated with 50 Fremont; compliance with Salesforce’s debt covenants and lease obligations; current and potential litigation involving Salesforce; and the impact of climate change.

Further information on these and other risk and uncertainties relating to Salesforce can be found in its reports filed on Forms 10-K, 10-Q and 8-K and in other filings Salesforce makes with the SEC from time to time and available at www.sec.gov. These documents are available under the Financials heading of the Investor Relations section of Salesforce’s website at www.salesforce.com/investor. The forward-looking statements included in this communication are made only as of the date hereof. Salesforce and Tableau assume no obligation and does not intend to update these forward-looking statements, except as required by law.